Exhibit 10.27

CONFIDENTIAL TREATMENT REQUESTED

EXECUTION VERSION

AMENDED AND RESTATED MASTER LEASE AGREEMENT

dated as of July 25, 2012

between

DB ENERGY TRADING LLC,

as Lessor

AGY HOLDING CORP.,

as Lessee

AGY AIKEN LLC and

AGY HUNTINGDON LLC,

as Guarantors

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED

Schedule 1	Definitions
Schedule 2	Form Lease
Schedule 3	Inventory
Schedule 4	Platinum Standards
Schedule 5	Rhodium Standards
Schedule 6	Subsidiaries
Schedule 7	Form of Guarantor Joinder
Schedule 8	Example Monthly Financial Statements

CONFIDENTIAL TREATMENT REQUESTED

AMENDED AND RESTATED MASTER LEASE AGREEMENT

This Amended and Restated Master Lease Agreement (this “Agreement”), dated as of July 25, 2012, among DB ENERGY TRADING LLC (“Lessor”), a Delaware limited liability company, AGY HOLDING CORP. (“Lessee”), a Delaware corporation, AGY AIKEN LLC (“AGY Aiken”), a Delaware limited liability company and AGY HUNTINGDON LLC (“AGY Huntingdon”), a Delaware limited liability company.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Sale and Purchase Agreement, dated as of September 28, 2009 (the “Sale and Purchase Agreement”), between Lessee and Lessor, Lessee sold full legal and beneficial title to the Units to Lessor;

WHEREAS, it was the express intention of Lessee and Lessor that the Sale and Purchase Agreement constituted a true sale of the Units and not a financing and Lessor has been and continues to be the owner of the Units;

WHEREAS, Lessor and Lessee are parties to that certain Master Lease Agreement, dated as of September 28, 2009 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Master Lease Agreement”), pursuant to which Lessee leases from Lessor the CFM Metal and the Yarns Metal contained in the Units;

WHEREAS, the Lease Commitment Period (as defined in the Existing Master Lease Agreement) under the Existing Master Lease Agreement is scheduled to terminate on the Existing Termination Date (as defined below);

WHEREAS, Lessee has requested an extension of the Existing Master Lease Agreement, as Lessee and its Subsidiaries (as defined below) derive substantial direct and indirect benefits therefrom;

WHEREAS, Lessor and Lessee hereby agree to amend and restate the Existing Master Lease Agreement as provided in this Agreement;

WHEREAS, the Guarantors (as defined below) have agreed to guarantee Lessee’s obligations under this Agreement, subject to the terms hereof; and

WHEREAS, the amendment and restatement of the Existing Master Lease Agreement shall become effective upon the satisfaction of the conditions precedent set forth in clause 11.

CONFIDENTIAL TREATMENT REQUESTED

THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree that on the Restatement Date (as defined below), the Existing Master Lease Agreement shall be amended and restated in its entirety as follows:

1.	Interpretation

1.1	The headings do not affect the interpretation of this Agreement and the Schedules form part of this Agreement.

1.2	In this Agreement, all capitalized terms shall have the meanings set forth herein or in Schedule 1 to this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (b) all references herein to clauses and Schedules shall be construed to refer to clauses and Schedules to this Agreement. The term “including” when used in any Operative Document means “including without limitation” except when used in the computation of time periods.

2.	General Obligations

2.1	During the Lease Commitment Period, Lessor and Lessee agree, so long as no Default exists and is then continuing or would result therefrom, to enter into Leases from time to time whereby Lessor shall make available to Lessee under each Lease the Metal Amount contained in one Unit for use at Lessee’s Facilities, provided that the total Metal Amounts in all outstanding Leases shall not exceed the Maximum Lease Amount.

2.2	A Lease executed by each of Lessor and Lessee substantially in the form of Schedule 2 incorporating the Lease details as set out in clause 3 shall be exchanged between Lessor and Lessee in respect of the Metal Amount in each Unit.

2.3	Any renewal or amendments to a Lease shall only be effective if confirmed in writing between Lessor and Lessee.

2.4	[Reserved].

2.5	This Agreement, each Lease, the Guarantee Documents, and all amendments and renewals thereto and thereof shall constitute a single contract.

2.6	Lessee shall settle each Lease on the Termination Date or Early Termination Date applicable to that Lease, as determined in accordance with clause 7.

2.7

Provided that no Lease Term shall have a Lease Expiration Date later than the end of the Lease Commitment Period, Lessee shall, so long as no Default exists and is then continuing or would result therefrom and subject to the terms hereof, be entitled to renew any Lease; provided that upon any such renewal, Lessee shall have been deemed to represent and warrant to Lessor that, as of such date, each of the representations and

CONFIDENTIAL TREATMENT REQUESTED

warranties in this Agreement, other than clause 9.2(k), is true and correct in all material respects as of such date (except (i) to the extent that it expressly relates to another date, in which case it is true and correct in all material respects as of such other date and (ii) any representation and warranty that itself is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects). Notwithstanding the previous sentence, no renewal shall be effective if, at the time of such renewal, a Default exists and is then continuing or would result therefrom and no Lease shall be renewed if the effect of any renewal would be to extend the Lease Expiration Date for that Lease to a date falling (x) less than one month following the original Lease Expiration Date for that Lease or (y) more than twelve months after the original Commencement Date of that Lease.

2.8	Lessee shall not sublease any of the Metal or the Units to any other person or allow the Metal or Units to be removed from the Facilities or permit the Metals or Units to be used by anyone other than Lessee’s employees, except as otherwise permitted in connection with Change-Outs and Refabrications pursuant to clause 6 or until the Metals or Units are delivered to Lessor or title is transferred to Lessee in accordance with clause 7.2.

2.9	[Reserved].

2.10	[Reserved].

2.11	Lessee represents, warrants and agrees that it does not have, and by execution of this Agreement or any Lease and/or any payment or performance hereunder or thereunder it shall not have or obtain, any title to the Metals, the Non-Leased Lessor Rhodium or the Units, nor any property right or interest, legal or equitable, therein, except its rights as expressly set forth hereunder or thereunder as a lessee of the Metals subject to the terms hereof and thereof.

2.12	Lessor shall not be liable in any way for the maintenance or performance of the Metals or the Units.

3.	Lease Details

3.1	During the Lease Commitment Period, Lessee may request Lessor enter into a new Lease or renew an existing Lease (for purposes of a renewal, by sending a request for such in writing to Lessor in accordance with clause 2.7 hereof).

3.2	Where Lessor and Lessee agree to enter into a new Lease or renew an existing Lease each new or renewed Lease shall be confirmed in writing by Lessee and Lessor and shall contain the following information:

(a)	the Unit identification/serial number in which the Metal is contained;

(b)	the Metal Amount;

(c)	the Location;

CONFIDENTIAL TREATMENT REQUESTED

(d)	the Commencement Date;

(e)	the Lease Expiration Date;

(f)	the Lease Rent; and

(g)	whether it is a CFM Lease or a Yarn Lease.

3.3	Without limiting any other provision of this Agreement, Lessee shall have no obligation to pay Lease Rent for (i) any Rhodium contained in the Unallocated Rhodium Account, (ii) any Non-Leased Lessor Rhodium or (iii) any Non-Lessor Metal.

3.4	On and after the Restatement Date, in the event of any inconsistency between the terms of this Agreement and the terms of any Lease or amendment thereto (including without limitation Leases entered into prior to the Restatement Date and still in effect as of the Restatement Date) that has been executed by both parties, the terms of this Agreement shall prevail.

4.	Lease Rent

4.1	Lessee shall pay to Lessor on each Payment Date monthly rent (“Lease Rent”) for each Metal Amount that is the subject of a Lease calculated (on the basis of a 360-day year and actual days per month) by multiplying:

(Metal Amount) X (Value of the Metal) X (Lease Rate Index + Margin) X (actual days/360)

Where:

the “Value” means the Benchmark Value for the relevant Metal on the day that is two Business Days prior to the Commencement Date of the relevant Lease;

the “Lease Rate Index” means, in the case of Platinum, the offered rate for Platinum as published two Business Days prior to the commencement of the applicable Lease Term on Deutsche Bank’s Daily Precious Metal Rates Sheet “DBRates.xls”; and in the case of Rhodium, the offered rate for Rhodium as published two Business Days prior to the commencement of the applicable Lease Term on Deutsche Bank’s Daily Precious Metal Rates Sheet “DBRates.xls”; and

the “Margin” for each of Platinum and Rhodium shall be [***] basis points from the Restatement Date through and including the Existing Termination Date and thereafter, [***] basis points.

4.2	The Lease Rent for the Metal will be payable in immediately available funds on each Payment Date. Lessee agrees that time is of the essence to Lessor in Lessee’s making payments of the Lease Rent when such payment is due.

Portions of this Exhibit, as indicated by [***], are omitted and have been filed separately with the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

4.3	With respect to each Lease, in the event that the period between the Commencement Date and the first Payment Date for such Lease and/or the period between the penultimate Payment Date and the Termination Date for such Lease is not a full calendar month, the Lease Rent for such Lease shall be apportioned based on the number of days in such period.

4.4	Lessee’s and each Guarantor’s obligation to pay any amount payable hereunder or under any Lease (including, without limitation, Lease Rent, Consideration or any indemnification obligation) shall be absolute and unconditional and shall not be affected by any circumstance, including any setoff, counterclaim, recoupment, defense or other right that Lessee or any Guarantor may have against the Lessor, its Affiliates or any other person for any reason whatsoever.

5.	Delivery

The Metal Amount set out in each Lease shall be deemed to have been delivered by Lessor to Lessee on the Commencement Date for such Lease at the Location specified in such Lease.

6.	Change Outs and Refabrication and Fabrication of Metal

6.1	Change Out for any Yarns Lease:

(a)	Where acting as a reasonable and prudent operator Lessee determines that a Unit under a Yarns Lease needs to be refurbished, and so long as no Default exists and is then continuing, Lessee may on any date (the “Change Out Date”) replace such Unit (an “Old Unit”) with a replacement Unit (a “New Unit”) (such transaction, a “Change Out”). Lessee shall notify Lessor in writing as soon as practicable of the intended Change Out Date, which notice shall specify the serial number of the Unit to be Changed Out. Lessee may then, in lieu of terminating the relevant Lease, amend the relevant Lease so the Unit identification/serial number of the Old Unit (as contained in the terms of the Lease which relates to the Old Unit) is deleted and replaced with the Unit Identification/serial number of the New Unit, and in such event, effective immediately on the Change Out Date the New Unit shall be deemed to be delivered by Lessee, and full and unencumbered title in the New Unit shall be automatically transferred from Lessee to Lessor in consideration of full and unencumbered title to the Old Unit passing from Lessor to Lessee and such new Unit shall be subject to the terms and conditions hereof and the applicable Lease.

(b)	Lessee hereby acknowledges and agrees that if Change Outs for any trailing thirty (30) day period exceed 15% of aggregate Metal Amount, Lessee will immediately provide Lessor an updated Inventory listing.

6.2	Refabrication and Fabrication for any CFM Lease:

(a)	For any CFM Lease, and so long as no Default exists and is then continuing, Lessee shall be allowed on any date to refabricate or fabricate the Metal in a Unit into one or more new Units (“Refabrication” or “Fabrication”).

CONFIDENTIAL TREATMENT REQUESTED

(b)	[Reserved.]

(c)	In connection with the Refabrication or Fabrication of each Unit, as applicable, Lessee hereby agrees and acknowledges that it shall:

(i)	conduct such Refabrication or Fabrication itself or obtain the prior written consent of Lessor to use a third party reasonably agreeable to Lessor, which such consent shall not be unreasonably delayed, conditioned, or withheld;

(ii)	if such Refabrication or Fabrication is conducted at a location other than the Facilities, be responsible for all shipping and other costs and expenses, including the purchase of any additional metal required to conduct such Refabrication or Fabrication (“Additional Metal”);

(iii)	if such Refabrication or Fabrication is conducted by a third party at a location other than the Facilities, ensure that Lessor and third party have entered into an access and bailment agreement for the benefit of Lessor in form and substance reasonably agreeable to Lessor (and, for the avoidance of doubt, Lessee shall be prohibited from removing the Units from the Facilities for such Refabrication or Fabrication until such time as the access and bailment agreement has been entered into by Lessor); provided that Lessor and Lessee agree that for so long as the Waiver Letter between Lessor and Owens Corning is in effect, then any Refabrications or Fabrications being performed by Owens Corning or an Affiliate thereof at Owens Corning’s facility in Concord, North Carolina (or other location specified in advance in writing to Lessor) shall not be subject to the foregoing provisions of this paragraph; and

(iv)	if any Additional Metal is required to conduct any Refabrication or Fabrication, (x) have been deemed to represent, warrant and agree and ensure that such Additional Metal shall not be subject to any Lien or rights of Lessee (other than the rights expressly set forth herein) or any other person and (y) if such Additional Metal becomes commingled with any Metal, have transferred ownership and title to any Additional Metal used in connection with such Refabrication or Fabrication to Lessor, free and clear of any Liens and neither Lessee nor any other third party shall have or retain any property or other interest in or Lien over, the Metal or the Additional Metal; and

(d)

(x) Lessor agrees not to deliver a DB Notice (as defined in the Waiver Letter) with respect to any Units in the possession of Owens Corning or an Affiliate thereof unless each Lease covering Metals contained in such Units has been

CONFIDENTIAL TREATMENT REQUESTED

terminated in accordance with clause 7 and (y) if Lessor, in exercising its right under the Waiver Letter to identify Parts or Units as DB Parts (each of the foregoing used in this clause as defined in the Waiver Letter), misidentifies any Parts or Units, Lessor shall return any misidentified Parts or Units transferred to its possession.

7.	Termination and Return

7.1	Each Lease shall terminate on the earliest of (such date, the “Termination Date”):

(a)	the Lease Expiration Date for such Lease;

(b)	the Change Out Date, if any Old Unit is not replaced contemporaneously with a New Unit pursuant to clause 6.1(a); or

(c)	the Master Lease Termination Date.

7.2	Upon a Termination Date, Lessee shall settle the applicable Lease or all Leases, as the case may be:

(a)	by physical delivery of the Unit containing the Metal to Lessor free and clear of all Liens, claims and interests of Lessee and any other person, including with respect to any Non-Lessor Metal contained in such Unit, which shall occur (x) at the same Location of delivery of such Unit and (y) no later than two (2) Business Days after the Termination Date; or

(b)	in lieu of physically delivering the Unit containing the Metal, by Lessee purchasing or causing a third party to purchase the relevant Unit containing the Metal, in which case:

(i)	Lessee shall or shall cause a third party to transfer consideration for such purchase to Lessor, on the date that is no later than two (2) Business Days after the Termination Date, in an amount equal to:

(A)	(i) the Benchmark Value of that Metal Amount determined as of two (2) Business Days prior to the Termination Date (in such case payment to be made in immediately available funds); or (ii) an amount of unallocated Platinum, free and clear of all Liens, claims and interests of Lessee and any other person, delivered to Lessor’s account as specified at the time, equal to the Platinum Amount in that Lease; plus

(B)	(to the extent not already covered in (A)(i) above) Rhodium, free and clear of all Liens, claims and interests of Lessee and any other person, equal to the Rhodium Amount in such Lease (which Rhodium, for the avoidance of doubt, shall not be withdrawn from the Unallocated Rhodium Account); plus

CONFIDENTIAL TREATMENT REQUESTED

(C)	to the extent such Unit contains Non-Leased Lessor Rhodium, an amount of Rhodium equal to the Non-Leased Lessor Rhodium in such Unit, which amount shall be set off by Lessor against the Unallocated Rhodium Account (in which case Lessor shall be deemed to have, and Lessee shall be deemed to have transferred to Lessor, full and unencumbered title (to the extent Lessor does not already have title) to the Rhodium so set off by Lessor) ((A), (B) and (C) together, the “Consideration”); and

(ii)	full and unencumbered title in the Unit shall be transferred to Lessee or such third party on receipt by Lessor of the Consideration.

7.3	[Reserved].

7.4	Notwithstanding anything herein to the contrary, in the event of:

(a)	a Default pursuant to clause 8; or

(b)	the failure by Lessee to comply with this clause 7; or

(c)	any event which has had a Material Adverse Effect,

then, in any such event, Lessor shall have the right (but not the obligation) to terminate this Agreement and any Leases entered into hereunder by delivery of written notice of such termination to Lessee specifying, inter alia, the date on which such termination is to be effective (such date, an “Early Termination Date” and the occurrence of such an event, an “Early Termination”) and demand the return of any Metal, Unit or Unit containing any Metal leased to Lessee under this Agreement; provided, however, that any Default under clause 8.1(f) shall constitute an automatic termination event without any need for Lessor to deliver written notice of such termination or demand and the Early Termination Date, in such circumstances, shall occur on the date on which the Default under clause 8.1(f) occurs.

7.5	In the event that Lessee makes physical return of any Metal in accordance with clause 7.2(a) or otherwise in accordance with this Agreement, Lessee shall, from the Termination Date until the Unit containing the Metal has been fully recovered by Lessor, afford Lessor unencumbered access to the Location (or any such location where the Metal is located at such time, including without limitation the location of a Change Out, Fabrication, or Refabrication) for the purpose of such recovery and Lessee shall afford Lessor any assistance reasonably requested to facilitate the recovery of the relevant Unit and the Metal and Non-Leased Lessor Rhodium (as applicable) contained therein. In the event of an Early Termination, Lessee shall be liable for all costs of such recovery which shall be payable promptly on receipt by Lessee of reasonable written proof that such costs were incurred.

CONFIDENTIAL TREATMENT REQUESTED

7.6	At any time prior to the Master Lease Termination Date, Lessee may, in its sole discretion, terminate (i) this Agreement and all Leases hereunder or (ii) any Lease hereunder, if Lessee:

(a)	provides thirty (30) days prior written notice of its intent to terminate to Lessor, which notice shall set forth the date on which such termination shall be effective, which shall be no sooner than thirty (30) days after the date of such notice, and shall be irrevocable; and

(b)	(x) makes physical return of any Metal and any Non-Leased Lessor Rhodium subject to the terminated Leases in accordance with clause 7.2(a) or (y) pays to Lessor the Consideration with respect to such Metal and any Non-Leased Lessor Rhodium calculated and delivered in accordance with clause 7.2(b).

8.	Default

8.1	Any of the following events shall be a “Default”:

(a)	Lessee fails to either return to Lessor any Metal or Units or Lessee or any Guarantor fails to pay the Consideration, in each case in accordance with the terms hereof;

(b)	Lessee or any Guarantor fails to pay any amount due pursuant to this Agreement or any Lease (other than the Consideration), and such failure shall remain unremedied for five (5) days;

(c)	any representation or warranty made or deemed to be made by Lessee or any Guarantor hereunder or under any Lease or any certificate or notice provided in connection herewith or therewith shall be incorrect in any material respect; provided that with respect to any representation or warranty that itself is qualified as to “materiality” or “Material Adverse Effect,” such representation or warranty shall be incorrect in any respect;

(d)	Lessee shall make or permit any unauthorized assignment or transfer of this Agreement or any Lease or any of Lessee’s rights and obligations hereunder or thereunder, or Lessee shall make or permit any unauthorized sublease or transfer of any Metals or Units or the possession of such Metals or Units;

(e)	Lessee or any Guarantor shall breach in any manner any covenant or undertaking hereunder, or shall fail to perform or observe, in any respect, any other term or provision contained in this Agreement and, to the extent capable of being remedied, such breach of covenant or failure to perform or observe shall remain unremedied for ten (10) days (other than with respect clauses 8.1(a), 8.1(b), 10.1(g) and 10.2, and as otherwise specified in clause 10.1(f));

(f)	Lessee or any Guarantor shall (1) dissolve; (2) become insolvent or unable to pay its debts or fail or admit in writing its inability generally to pay its debts as

CONFIDENTIAL TREATMENT REQUESTED

they become due; (3) make a general assignment, arrangement or composition with or for the benefit of its creditors; (4)(A) institute or have instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) have instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days, or such other time period as may be agreed to by Lessor in its sole discretion provided Lessee is defending such proceedings in good faith, of the institution or presentation thereof; (5) have a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seek or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) have a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within fifteen (15) days thereafter; (8) cause or subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) above (inclusive); or (9) take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

(g)	the occurrence of any loss, theft or destruction of, or damage to, any of the Metal leased hereunder or Units (except for ordinary wear and tear; provided that the Metal shall meet the standards set forth on Schedule 4 and Schedule 5, as applicable) that is not covered by a policy of insurance under which Lessor has been named loss payee, or the occurrence of any attachment of a Lien on any of the Metal leased hereunder or Units which is not discharged within ten (10) days after the date of such attachment;

(h)	the occurrence of a breach or default under any consignment or leasing facility of a notional principal amount of $2,500,000 or more to which Lessee or any Guarantor is a party, which results in the obligations of Lessee or a Guarantor thereunder becoming accelerated (whether automatically or at the election of the consignor or lessor, as applicable);

CONFIDENTIAL TREATMENT REQUESTED

(i)	the occurrence of a default under any Specified Agreements;

(j)	(w) the occurrence of an event of default under either of the Financing Agreements in respect of the failure to make any payment under such Financing Agreement when due (after giving effect to any applicable grace period (but without giving effect to any amendments or modifications to the length of such grace periods after the Restatement Date)), (x) the occurrence of an event of default under either of the Financing Agreements not in respect of a failure to make a payment under such Financing Agreement, and such event of default has not been cured or waived within 10 Business Days, (y) the acceleration of any obligations or termination of any commitments under either of the Financing Agreements pursuant to the terms thereof, or (z) the exercise of any remedies with respect to any Collateral (as defined in the applicable Financing Agreement) upon an event of default under either of the Financing Agreements;

(k)	one or more judgments or decrees shall be entered against any Lessee or any of its Subsidiaries (including the Guarantors) involving in the aggregate a liability (to the extent not paid or covered by insurance as to which the relevant insurance company has acknowledged coverage) of $2,500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof;

(l)	a Change of Control;

(m)	any of the Metals, Non-Leased Lessor Rhodium, or the Units shall be attached, levied upon, encumbered, pledged, seized or taken under any judicial process (except for any attachment, levy, encumbrance or pledge caused to be placed on the Metals, Non-Leased Lessor Rhodium, or Units by Lessor) and such proceedings shall not be vacated, or fully stayed, within ten (10) days thereof;

(n)	Lessee or any Guarantor shall suffer the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business (except in connection with a sale or other disposition permitted by clause 27(k)(i) of this Agreement), fail to generally pay its debts as they mature, or call a meeting for the purposes of compromising its debts; and

(o)	Lessee or Guarantor shall deny or disaffirm its obligations under this Agreement or under any of the Leases.

8.2	Without prejudice to any other remedy at law or in equity, in the event of an Early Termination triggered by the provisions set out in clause 8.1, Lessee shall immediately pay to Lessor all reasonable and documented costs and expenses of physical recovery of the Metal and Units, including all collection and court costs (including reasonable and documented fees and expenses of outside counsel to Lessor; provided that all documentation shall be subject to redaction for privilege, confidentiality and similar purposes).

CONFIDENTIAL TREATMENT REQUESTED

8.3	In addition to any rights and remedies of Lessor provided by law or hereunder and without prejudice to any other remedy at law or in equity of Lessor, upon the occurrence and during the continuance of a Default, Lessor shall have the right, without prior notice to Lessee, any such notice being expressly waived by Lessee to the fullest extent permitted by law, to set off any amount due and payable hereunder or under any Lease (including, without limitation, Lease Rent, Consideration or any indemnification obligation) and appropriate such amounts owed against an amount of Rhodium held in the Unallocated Rhodium Account of equal value (such value to be calculated based on the Benchmark Value), in which case Lessor shall be deemed to have, and Lessee shall be deemed to have transferred to Lessor, full and unencumbered title (to the extent Lessor does not already have title) to the Rhodium so offset from the Unallocated Rhodium Account.

8.4	Any amount due from Lessee to Lessor under this Agreement or any Lease hereunder but not paid when due shall accrue a late charge, until paid in full, at the lesser of (i) the Late Charge Rate until paid in full and (ii) the maximum amount permitted by applicable law.

9.	Representations and Warranties

9.1	Lessor represents and warrants to Lessee that:

(a)	it has the power to enter into and exercise its rights and perform and comply with its obligations under each of the Operative Documents to which it is a party; and

(b)	each of the Operative Documents to which it is a party is valid, legally binding and enforceable against Lessor, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

9.2	Lessee and each Guarantor jointly and severally represent and warrant to Lessor that:

(a)	it has the power and authority to own its assets and to conduct its business as presently conducted;

(b)	it has the power to enter into and exercise its rights and perform and comply with its obligations under each of the Operative Documents to which it is a party;

(c)	it is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) qualified and in good standing to do business wherever necessary to carry on its present business and operations, including in the jurisdictions where the Metals, Units and Facilities are located, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect;

CONFIDENTIAL TREATMENT REQUESTED

(d)	no vote or consent of, or notice to, the holders of any class of stock or membership interests is required, or, if required, such vote or consent has been obtained or given, to authorize the execution and performance of the Operative Documents to which it is a party;

(e)	each of the Operative Documents to which it is a party is valid, legally binding and enforceable against it, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally or (ii) the availability of injunctive relief and other equitable remedies;

(f)	all actions required to be taken and conditions required to be fulfilled (including the obtaining of any necessary consents) have been taken or fulfilled in all respects in order to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under each of the Operative Documents to which it is a party;

(g)	its entry into, exercise of its rights and/or performance of or compliance with its obligations under each of the Operative Documents to which it is a party do not and will not violate:

(i)	any Requirement of Law;

(ii)	any of its organizational documents;

(iii)	any material agreement to which it is a party or to which its properties are bound including, without limitation, any Specified Agreements or Financing Agreements; or

(iv)	any order or decree which is binding upon it;

(h)	Lessee has conveyed full legal and beneficial title to the Units to Lessor, including pursuant to the Sale and Purchase Agreement, and, other than (i) with respect to Non-Lessor Metal in certain of the Units identified in the Inventory and (ii) its lease interest in the Units and Metals contained therein, has no legal, equitable or other interest in the Units, the Metals and (to the extent applicable) the Non-Leased Lessor Rhodium contained therein;

(i)	no Default has occurred and is continuing;

(j)	except as disclosed to Lessor by Lessee in writing from time to time after the Restatement Date, Schedule 6 sets forth the name and jurisdiction of incorporation of each Subsidiary of Lessee, and, as to each such Subsidiary, the percentage of each class of capital stock owned by Lessee or any Subsidiary;

CONFIDENTIAL TREATMENT REQUESTED

(k)	(i) Schedule 3 sets forth as of the Restatement Date, and each Inventory delivered pursuant to clause 10.1(a) sets forth as of the date of such Inventory, a full and complete list of (x) Units (designated by serial number) in which Metal leased hereunder is commingled with Platinum, Rhodium or any other metal or alloy that is owned by or in which a person other than Lessor (or its Affiliates) has an interest (such Platinum, Rhodium or any other metal or alloy, the “Non-Lessor Metal”) and (y) the quantity (in Troy ounces) of Non-Lessor Metal in such Units and (ii) Lessee is the only person that owns or has an interest in the Non-Lessor Metal other than Liens, if any, granted with respect to the Non-Lessor Metal in connection with the Financing Agreements;

(l)	subject to clause 9.2(k) with respect to the Non-Lessor Metal, no person (other than Lessor, Lessee (but only to the extent of its lease interests hereunder) and any third party (but only to the extent permitted by and subject to the provisions of clause 6.2(c)(iii) hereof)) has any right, title or interest (including any lien or security interest) in the Metals or the Units;

(m)	since December 31, 2011, no event has occurred that would reasonably be expected to have a Material Adverse Effect;

(n)	as applicable, it has title in fee simple to all real property (including the Facilities) where Metals and Units are used in or stored for the Business, and none of such property is subject to any Lien except as permitted in each of the Financing Agreements and herein;

(o)	Lessee possesses any and all authorizations, certifications and licenses which are or may be required to operate its business and use the Metals or the Units, except to the extent that the failure to possess the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(p)	all information supplied by Lessee or any Subsidiary to Lessor is correct in all material respects and does not omit any statement of a material fact necessary to make the information supplied, in light of the circumstances in which it was made, not misleading;

(q)	Lessee and each of its Subsidiaries is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(r)	except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i)	the facilities and properties owned and operated by Lessee or any of its Subsidiaries including without limitation, the Facilities and Locations (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

CONFIDENTIAL TREATMENT REQUESTED

(ii)	neither Lessee or any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by Lessee or any of its Subsidiaries (the “Business”), nor does Lessee have knowledge or reason to believe that any such notice will be received or is being threatened;

(iii)	Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(iv)	no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Lessee, threatened, under any Environmental Law to which Lessee or any of its Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(v)	there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Lessee or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(vi)	the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(vii)	neither Lessee or any of its Subsidiaries has assumed any liability of any other person under Environmental Laws.

(s)	subject to the terms of clause 12.1, this Agreement, together with such filings and other actions required to be taken hereby, creates in favor of Lessor a legal, valid and enforceable first priority Lien in the Specified Assets (as defined below); and

(t)	the Metals Intercreditor Agreement has terminated pursuant to its terms and is no longer in effect.

CONFIDENTIAL TREATMENT REQUESTED

9.3	Lessee acknowledges Lessor has given no warranty or any assurance whatsoever relating to the quality, fitness for any purpose or relating in any way to the performance of the Metal or a Unit.

10.	Lessee Covenants

10.1	Affirmative Covenants. Lessee covenants that it shall:

(a)	From and after the Restatement Date, (i) on the tenth calendar day of each month (or, if such day is not a Business Day, on the next Business Day) and (ii) upon the occurrence and during the continuance of a Default, upon Lessor’s demand, provide Lessor with an updated Inventory of the Metal and Units, certified by a Responsible Officer, and shall promptly inform Lessor of any damage to or loss of Metal or Units (except for ordinary wear and tear).

(b)	Permit Lessor, or agents or representatives of Lessor, during normal business hours and upon reasonable notice (except upon the occurrence of and continuance of a Default, in which case at any time) to, no more than once per month (or any time upon the occurrence and continuance of a Default), (i) audit the Inventory, either through an inspection or through any other means at Lessor’s sole discretion (including, without limitation, Lessee’s preparation of abstracts and discussions between Lessor and Lessee’s senior management); and (ii) inspect any Units, Metal or Lessee’s books and records, solely as they relate to such Units or Metal (it being understood and agreed that Lessee shall make and deliver to Lessor abstracts or reproductions of such portions of such books and records promptly upon Lessor’s reasonable request) (collectively, the “Metal Information”). All audits and inspections shall be at Lessee’s reasonable cost and expense. Lessor may conduct such audits or inspections at any Location or Facility where Metal Information may be stored, used or otherwise housed. Lessor agrees that, except during the occurrence of a Default, it shall keep confidential, and shall cause its agents and representatives to keep confidential, and shall not, and shall not permit its agents or representatives to, directly or indirectly, without the prior written consent of Lessee, disclose to any third party or otherwise any Metal Information except: (i) to the extent the Metal Information is already in the public domain other than as a result of a disclosure by Lessor or its Affiliates in violation of this clause; or (ii) to the extent reasonably required, to its directors, agents, officers and employees or the directors, agents, officers or employees of other members of the Deutsche Bank AG group of companies; or (iii) to the extent reasonably required, to its professional advisers; or (iv) as may be required by any applicable law, court, stock exchange, regulation or regulator. Lessor shall not have a duty to make any audits or inspections nor shall it incur any liability or obligation by reason of making or not making any audits or inspections.

CONFIDENTIAL TREATMENT REQUESTED

(c)	[Reserved].

(d)	Procure and maintain in effect all licenses, certificates, permits and other approvals and consents as required by any Requirements of Law in connection with Lessee’s possession, use, operation and maintenance of the Metals and the Units except to the extent that the failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)	Until such time as the Metal is returned, recovered or repossessed to Lessor or purchased by Lessee, in each case in accordance with this Agreement, afford the Units containing the Metal no less safekeeping protection than it affords its own property.

(f)	Procure insurance coverage reasonably satisfactory to Lessor for the Units containing Metal in such amounts and covering such risks as is usually carried by companies engaged in a similar business. Lessee shall provide Lessor with a certificate evidencing such insurance, naming Lessor as additional insured and loss payee. Lessee shall provide Lessor (x) at least thirty (30) days prior written notice of Lessee’s termination of any such insurance and (y) written notice of cancellation of any such insurance policy within two (2) Business Days of receipt of notice of cancellation of any applicable insurance policy. Lessee shall be responsible for all loss, damage, or disappearance of the Metal or Units from any cause whatsoever from the time the Metal is made available to Lessee at the Facilities until the Lease is settled in accordance with clause 7.2 of this Agreement. If Lessee fails to procure or maintain insurance in compliance with this Agreement, Lessor will be entitled but not bound (without prejudice to any other rights of Lessor under this Agreement) to procure and/or maintain (including, without limitation, by payment of the premiums due or to effect) such insurances, or otherwise remedy Lessee’s failure to do so (including, without limitation to effect and maintain an “owner’s interest” policy) as it considers appropriate.

(g)	Unless purchased by Lessee or a third party in accordance with the terms of clause 7.2(b), return to Lessor the Metal at the end of the relevant Lease in substantially the same condition as it was received by Lessee; provided that such Metal and any Non-Leased Lessor Rhodium (to the extent applicable) shall be required to meet the standards set forth on Schedule 4 and Schedule 5 hereto, as applicable.

(h)	Furnish to Lessor:

(i)

as soon as available, but in any event within 120 days after the end of each fiscal year of Lessee, (A) a copy of the consolidated balance sheet of Lessee and its consolidated subsidiaries (including the Grace Companies) as at the end of such year and the related consolidated statements of income and of cash flows for such year, audited and certified (without qualification) by a firm of independent certified public accountants of

CONFIDENTIAL TREATMENT REQUESTED

nationally recognized standing selected by Lessee and reasonably acceptable to Lessor and set forth in each case in comparative form the figures for the previous year; and (B) management’s discussion and analysis of the important operational and financial developments during such fiscal year;

(ii)	as soon as available, but in any event not later than 30 days after the end of each calendar month, the unaudited consolidated balance sheet of Lessee and its consolidated subsidiaries (excluding the Grace Companies) as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form (in substantially the form of the example attached as Schedule 8 hereto) the figures (x) for the previous fiscal year and (y) as set forth in the Business Plan (which Business Plan comparison, in the case of the third month of any fiscal quarter, will include a summary for such quarter), certified by a Responsible Officer as being prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period (subject to normal year-end audit adjustments and absence of footnotes); and

(iii)	as soon as available, but in any event not later than 45 days after the end of each fiscal quarter of Lessee, (A) the unaudited consolidated balance sheet of Lessee and its consolidated subsidiaries (including the Grace Companies) as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous fiscal year, certified by a Responsible Officer (1) as being prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such quarter and period (subject to normal year-end audit adjustments and absence of footnotes) and (2) that all Other Consolidated Net Income Adjustments are consistent with historic practice; and (B) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.

All such financial statements furnished pursuant to this 10.1(h) shall be prepared in accordance with GAAP, and shall accurately and completely present Lessee’s and its applicable consolidated subsidiaries’ financial condition and results of operations at the dates of and for the periods covered by such statements.

(i)

At the time of the delivery of the financial statements provided for in clause 10.1(h)(iii), a compliance certificate from a Responsible Officer of Lessee certifying on behalf of Lessee that, to such Responsible Officer’s knowledge after due inquiry, no Default has occurred and is continuing or, if any Default

CONFIDENTIAL TREATMENT REQUESTED

has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth in reasonable detail the calculation of Consolidated Fully Adjusted EBITDA required to determine compliance with clause 10.2(d) (such detail to include Lessee’s calculation of Consolidated Net Income and all add-backs thereto and deductions therefrom in calculating Consolidated Fully Adjusted EBITDA).

(j)	Provide prompt notice to Lessor of the formation or acquisition of any Subsidiary (other than the Guarantors as of the Restatement Date), which notice shall include an updated Schedule 6.

(k)	Promptly after Lessee’s obtaining knowledge thereof, give notice to Lessor of:

(i)	the occurrence of any Default;

(ii)	any (x) default or event of default under any material Contractual Obligation of Lessee or any of its Subsidiaries (including, without limitation, any Specified Agreement or Financing Agreement) which could reasonably be expected to have a Material Adverse Effect or (y) litigation, investigation or proceeding that may exist at any time between any Lessee or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, which, in each case, if not cured or if adversely determined could reasonably be expected to have a Material Adverse Effect; and

(iii)	(x) any judgment in an amount exceeding $500,000, (y) any litigation or proceeding affecting Lessee or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (z) any litigation or proceeding which relates to this Agreement or any Specified Agreement.

Each notice pursuant to this clause 10.1(k) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Lessee (or any applicable Subsidiary thereof) proposes to take with respect thereto.

(l)	Defend Lessor’s interest in the Metal or the Units from any Liens, claims or demands of any person at any time claiming the same or any interest therein.

10.2	Negative Covenants. Lessee covenants that it shall not, without Lessor’s prior written consent:

(a)	enter into any lease agreement or financing agreement with any third party for the Metal or Units leased by Lessor to Lessee pursuant to this Agreement;

CONFIDENTIAL TREATMENT REQUESTED

(b)	enter into any lease agreement or financing agreement with any third party for Platinum, Rhodium or any similar or substitute metals or alloys;

(c)	enter into any lease, financing, security or other agreement in relation to the Metal, Non-Leased Lessor Rhodium or Units which would or might interfere with Lessor’s absolute and unencumbered title in the Metal, Non-Leased Lessor Rhodium or Units or restrict Lessor’s ability to regain possession of the Metal, Non-Leased Lessor Rhodium or Units;

(d)	permit the Consolidated Fully Adjusted EBITDA for the twelve month period ending on each date listed in the table below to be less than the minimum amount set forth opposite such date:

Period	Amount
June 30, 2012	$16,500,000
September 30, 2012	$17,250,000
December 31, 2012	$17,750,000
March 31, 2013	$18,250,000

(e)	create or permit the creation of any Lien of any kind with respect to any Specified Assets other than the Lien created hereunder;

(f)	amend, supplement, refinance or otherwise modify either of the Financing Agreements if such modification (i) increases the maximum principal amount or commitments thereunder or increases any scheduled payment of principal; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date to a date prior to the Master Lease Termination Date or otherwise accelerates amortization; (iv) increases by more than 2.00% per annum in the aggregate the interest rate margins, unused line fees, or letter of credit fees; (v) increases or adds any fees or charges other than customary (in amount) refinancing, amendment and/or upfront fees; or (vi) is adverse in any material respect to the collateral, security interest or Liens of Lessor hereunder;

(g)	other than any interests created by Lessee in favor of Lessor and to the extent permitted by and subject to the provisions of clause 6.2(c)(iii), at no time shall Lessee have, or have the ability to create in favor of any third party, any property or other interest in the Units, the Metal or otherwise dispose of or encumber any of the Units or the Metal until the relevant Lease has been settled in accordance with clause 7.2(b);

(h)

permit the Metals or the Units to be used or maintained in any manner or condition that would violate, or could result in the termination of, the insurance policies carried by Lessee pursuant to the provisions of this Agreement, or in any manner or condition or for any purpose for which, in Lessor’s reasonable

CONFIDENTIAL TREATMENT REQUESTED

discretion, the Metals or the Units is not designed or suited (it being understood and agreed that the Metals and the Units may be used in the manufacture of continuous filament mats and glassfiber yarns);

(i)	(x) comingle any Rhodium leased pursuant hereto with any Non-Lessor Metal in any Units other than Comingled Units or (y) comingle, in the aggregate, in excess of 1,100 Troy ounces of Rhodium leased pursuant hereto with any Non-Lessor Metal;

(j)	withdraw, transfer or assign title to or any interest in, or otherwise encumber, Lessee’s interest (if any) in the Unallocated Rhodium Account (and the Rhodium contained therein); and

(k)	make any cash payments to Sponsor in respect of any management, monitoring, consulting or advisory fees incurred pursuant to Lessee’s management agreement with Sponsor.

11.	Conditions Precedent

The occurrence of the Restatement Date is subject to the satisfaction or waiver by Lessor of each of the following conditions precedent, except as otherwise agreed between Lessor and Lessee:

(a)	Certain Documents. Lessor shall have received each of the following, each dated as of the Restatement Date unless otherwise indicated or agreed to by Lessor, in form and substance reasonably satisfactory to Lessor:

(i)	this Agreement, duly executed and delivered by Lessee and the Guarantors;

(ii)	an opinion of Ropes & Gray LLP, counsel to Lessee and Guarantors addressed to Lessor and addressing such matters as Lessor may request;

(iii)	a copy of the articles or certificate of incorporation (or equivalent organic or organizational document) of Lessee and each Guarantor, certified as of a recent date by the Secretary of State of the state of organization of Lessee and each Guarantor, together with certificates of such official attesting to the good standing of Lessee and each Guarantor;

(iv)

a certificate of the Secretary or an Assistant Secretary of Lessee and each Guarantor certifying (A) the names and true signatures of each officer of Lessee and each Guarantor that has been authorized to execute and deliver this Agreement or other document required hereunder to be executed and delivered by or on behalf of Lessee and each Guarantor, (B) the by-laws (or equivalent organic or organizational document) of Lessee and each Guarantor as in effect on the date of such certification, (C) the resolutions of Lessee’s and each Guarantor’s board of directors (or equivalent

CONFIDENTIAL TREATMENT REQUESTED

governing body) approving and authorizing the execution, delivery and performance of this Agreement and (D) that there have been no changes in the certificate of incorporation (or equivalent organic or organizational document) of Lessee and each Guarantor from the certificate of incorporation (or equivalent organic or organizational document) delivered pursuant to clause (iii) above;

(v)	an amendment and restatement of the Acknowledgement Agreement, in form and substance satisfactory to Lessor, duly executed and delivered to Lessor by each of the parties thereto;

(vi)	the Waiver Letter, in form and substance satisfactory to Lessor, duly executed and delivered to Lessor;

(vii)	true and correct copies, certified by a Responsible Officer of Lessee, of all “Loan Documents” (as defined in the Credit Agreement); and

(viii)	one or more Leases executed by Lessee in respect of any and all Rhodium Amounts contained in any Unit subject to a Yarns Lease.

(b)	Fees and Expenses Paid. There shall have been paid to Lessor all fees and expenses (including fees and expenses of Simpson Thacher & Bartlett LLP and Linklaters LLP) due and payable on or before the Restatement Date

(c)	Representations and Warranties. The representations and warranties set forth in clause 9 shall be true and correct in all material respects on and as of the Restatement Date with the same effect as though made on and as of such date, except (i) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date and (ii) any representation and warranty that itself is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects.

(d)	No Legal Impediments. Neither entry into this Agreement nor the leasing of the Metals on the terms and conditions of this Agreement or of the Leases (x) violate any Requirement of Law or (y) are enjoined, temporarily, preliminarily or permanently by any Governmental Authority.

12.	Operating Lease; Change in Tax Law

12.1

Lessee and Lessor acknowledge and agree that each Lease is an operating lease (irrespective of its treatment under tax law or accounting rules) and Lessee will not own or have any equity in any of the Metals or Units under any circumstances whatsoever, and Lessee will keep and treat the Metals as removable personal property notwithstanding it being attached to real property or any fixture. Lessee hereby grants Lessor a valid, first priority Lien and security interest in (whether now owned or at any time hereafter acquired by Lessee or in which Lessee now has or at any time in the future

CONFIDENTIAL TREATMENT REQUESTED

may acquire) any right, title or interests of Lessee in and to (i) the Units listed in the Inventory, as updated from time to time, including all Non-Leased Lessor Rhodium contained therein and all Metal contained therein, but excluding, for the avoidance of doubt, any Non-Lessor Metal; (ii) the Unallocated Rhodium Account; (iii) all Rhodium therein or represented thereby; (iv) Lessee’s books and records, but solely as they relate to the Specified Assets (as defined below); and (v) all products and proceeds of the foregoing (the “Specified Assets”), as security for the payment and performance in full of all of Lessee’s obligations under the Operative Documents (including, without limitation, any Consideration, Lease Rent, fees, late charges and interest payable hereunder or under the Leases after the filing of a petition under the Bankruptcy Code, whether or not such Consideration, Lease Rent, fees, late charges and interest are allowed in the bankruptcy proceeding (collectively, “Post-Petition Amounts”)); provided, that, with respect to the Unallocated Rhodium Account, the Rhodium therein or represented thereby, the books and records relating thereto and the products and proceeds of the foregoing, Lessor hereby acknowledges and agrees that the aggregate dollar value (such value to be calculated based on the Benchmark Value) of such security interest shall in no event exceed the dollar value of the lesser of (a) thirty-five percent (35%) of the aggregate dollar value of the Platinum subject to one or more Yarns Leases in accordance with the terms hereof, and (b) $24,400,000. Such Lien shall remain in full force and effect until, and shall terminate upon, indefeasible payment and performance in full of all of such obligations (including, without limitation, any Post-Petition Amounts). Lessee agrees to promptly execute and deliver, and hereby authorizes Lessor to file without Lessee’s signature (to the extent permitted by applicable law), all further instruments and documents as Lessor may reasonably request, in order to perfect, preserve and protect the Lien granted hereby or to enable Lessor to exercise and enforce its rights and remedies hereunder with respect to such Lien, including financing or continuation statements, clarifications or amendments thereto. If any Default by Lessee of its obligations under this Agreement or the Leases shall have occurred and be continuing, Lessor may exercise in respect of such Lien, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Bankruptcy Code or under the Uniform Commercial Code, as enacted in the State of New York (the “UCC”), including, without limitation, exercising its control over any “account” (as such term is defined in the UCC), and without notice except as specified below or, if notice cannot be waived under the UCC, as required to be provided by the UCC, sell the collateral that is the subject of the Lien or any part thereof in one or more parcels at public or private sale, at any of Lessor’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Lessor may deem commercially reasonable.

12.2	Lessor and Lessee agree that for the duration of this Agreement and any Lease, if after the date hereof a change in tax law occurs adversely affecting the tax treatment of the lease transactions contained herein and therein, Lessor and Lessee agree that they shall cooperate in optimizing the structure of this Agreement and the Leases to minimize taxes payable by Lessor and Lessee as permissible by applicable law to the mutual benefit of Lessor and Lessee, including such changes or permissible restructurings as may be beneficial to Lessor and Lessee in execution of their Tax Obligations hereunder and excluding changes that would be prejudicial to either Lessor or Lessee.

CONFIDENTIAL TREATMENT REQUESTED

13.	Force Majeure

If the performance of any obligation under this Agreement is prevented by an event beyond the control and without the fault or negligence of the Party affected thereby including acts of God or the public enemy; acts, laws, orders or regulations or any government or department or agency thereof; wars or other civil or military disturbances, such Party will be excused from such performance to the extent of the duration of such interference or the direct effects thereof; provided, however, that the duration of any such period in which such Party will be excused from performance will not exceed one (1) month and provided further that Lessee shall continue to pay the Lease Rent provided that Metal had been previously delivered by Lessor to Lessee. If this period of one month is exceeded, then Lessor and Lessee will meet in order to decide whether and under what condition this Agreement can be performed.

14.	Indemnities

Lessee shall within five (5) Business Days of notice by Lessor indemnify in full and hold harmless, Lessor, its officers, employees, agents, advisors, consultants and legal counsel and Lessor’s successors and assigns, (each an “Indemnified Person”) from and against any and all claims (whether or not successful, compromised or settled), actions, liabilities, demands, proceedings or judgments which may be instituted, made, threatened, alleged, asserted or established (each a “Claim”) in any jurisdiction against or otherwise involving an Indemnified Person and from all losses, costs, damages, charges or out-of-pocket expenses (including reasonable and documented fees and expenses of outside counsel; provided that all documentation shall be subject to redaction for privilege, confidentiality and similar purposes) (each an “Expense”) which an Indemnified Person suffers or incurs from time to time (including all Expenses reasonably incurred in disputing any Claim and/or in establishing a right to be indemnified pursuant to this clause 14 and/or in seeking advice regarding any Claim or in any way related to or in connection with this indemnity), in any such case arising out of any Lessee’s or any Guarantor’s performance under any Operative Document, including, without limitation, the purchase, ownership, delivery, lease, possession, maintenance, condition, use or return of the Metals or the Units, the operation of Lessee’s business, any Change Out, Fabrication or Refabrication or any Tax Obligations; provided that Lessee shall not be required to indemnify any Indemnified Person pursuant to this clause 14 if, but only to the extent that, it is determined by final order of a court of competent jurisdiction or a Tribunal that such Claims and Expenses were the result of such Indemnified Peron’s gross negligence or willful misconduct. For the sake of clarity, it is the intention of Lessee under this clause 14 to indemnify the Indemnified Persons from all Claims brought by Lessee, any successor in interest of Lessee or any person, whether acting on its own behalf or acting on behalf of Lessee, or asserting a Claim through Lessee against an Indemnified Party and all Expenses related thereto.

CONFIDENTIAL TREATMENT REQUESTED

Unless otherwise agreed, Lessee will be the party directly responsible for calculating, filing and/or otherwise reporting, and paying any and all Tax Obligations indemnified under this clause 14 (but only to the extent such indemnified Tax Obligations are or should with reasonable care be known to Lessee or with respect to which Lessor has notified Lessee in writing) in a timely manner that is compliant with all applicable tax laws and rules including but not limited to any and all tax or tax related returns, reports, self assessments, renditions or other documents required or associated with any taxes that may be due pursuant to this Agreement and any Lease, any transactions and/or any payments associated with or contemplated hereby. For the avoidance of doubt, nothing in this paragraph shall affect Lessee’s obligation to indemnify Lessor pursuant to the first paragraph of this clause 14.

Lessee shall provide any exemption certificate or other documentation necessary to demonstrate that no tax is due or that said tax has been paid to the tax notice address set forth in clause 19 within fifteen (15) days of receiving a request from Lessor for same.

If Lessor is a “United States person” (as defined in Section 7701(2)(30) of the Internal Revenue Code), it shall deliver to Lessee two original copies of Internal Revenue Service Form W-9 properly completed and duly executed by such Lessor, certifying that such Lessor is not subject to U.S. back-up withholding pursuant to Section 3406 of the Internal Revenue Code and providing such other information as is required by such Form W-9. If Lessor is not a “United States person” (as defined in Section 7701(2)(30) of the Internal Revenue Code) and Lessor is entitled to an exemption from or reduction of withholding taxes with respect to payments under this Agreement, Lessor shall deliver to Lessee such properly completed and executed documentation prescribed by applicable law or reasonably requested by Lessee as will permit such payments to be made without withholding or at a reduced rate.

15.	Limitation of Liability

In no event shall Lessor be responsible or liable to Lessee for any damages of any nature whatsoever (including, without limitation, any special, indirect, incidental, punitive, exemplary or consequential damages or any damages incurred as a result of loss of use, loss of profits or revenue, interest charges or cost of capital), whether such claim is based in contract, warranty, negligence or strict liability, arising out of, based upon or in connection with, whether directly or indirectly (a) the operation of Lessee’s business including the use of any Units or (b) any Change Out, Fabrication or Refabrication; provided that the limitation of liability in this clause 15 shall not apply if it is determined by final order of a court of competent jurisdiction or a Tribunal that Lessee’s damages were the result of Lessor’s gross negligence or willful misconduct.

16.	Further Assurances

Lessee shall promptly and duly execute and deliver to Lessor such further documents and assurances and take such further action as may from time to time be reasonably requested in order to more effectively carry out the intent and purposes of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED

17.	Entire Agreement

This Agreement and all Leases entered into pursuant hereto embody the entire agreement and understanding of Lessor and Lessee with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and understandings of Lessor or Lessee, including without limitation the Existing Master Lease Agreement, verbal or written, relating to the subject matter hereof.

18.	Amendments

Neither this Agreement nor any of the Leases may be amended except in writing signed by each Party. Notwithstanding the previous sentence, upon delivery of an Inventory by Lessee to Lessor in accordance with the terms hereof and without any additional action by either Lessor or Lessee, (a) Schedule 3 hereto shall be deemed to have been updated and (b) this Agreement shall be automatically amended to incorporate such update.

19.	Notices

All notices hereunder shall be in writing and deemed given when received (by mail or facsimile) at the respective Parties’ address set forth below:

To Lessor:

DB Energy Trading LLC

c/o Deutsche Bank AG London branch

1 Winchester House

Great Winchester Street

London EC2N 2DB

Tel: +44 20 7545 3745

Facsimile: +44 20 7545 1280

Attn: Precious Metals Department

With a copy to:

DB Energy Trading LLC

60 Wall Street, 36th Floor

New York, New York 10035

Attention: Commodities Legal

Tel.: (212) 250-8992

Facsimile: (212) 767-4565

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Sandy Qusba, Morris J. Massel and Terry Sanders

Tel.: (212) 455-2000

Facsimile: (212) 455-2052

CONFIDENTIAL TREATMENT REQUESTED

To Lessor (for tax notices only):

DB Energy Trading LLC – Attention Indirect Tax

1301 Fannin Street, Suite 2300

Houston, TX 77002

To Lessee or a Guarantor:

AGY Holding Corp.

Attn: Chief Financial Officer

2556 Wagener Road

Aiken, SC 29801

Tel: (803) 643-1257

Fax: (803) 643-1180

Attn: Chief Financial Officer

Each Party’s designated address may be changed by notice to the other Party which shall be effective upon receipt.

20.	Assignment and Transfer

Without Lessor’s prior written consent, Lessee and Guarantors may not assign, transfer or dispose of any of its rights or delegate its obligations in any way under this Agreement or any Lease. Any transfer of or lease, financing, security or other agreement in relation to any Metal or Units which is not explicitly permitted under the terms of this Agreement shall be deemed void ab initio and of no force and effect.

21.	Settlement of Dispute

21.1	Dispute Resolution. If there shall be any dispute, controversy or claim (“Dispute”) between the Parties arising out of, relating to, or connected with the Operative Documents, the breach, termination or invalidity hereof, or the provisions contained herein or omitted herefrom, the Parties shall use their best efforts to resolve the matter on an amicable basis and in a manner fair and equitable to the Parties. If one Party notifies the other Party that a Dispute has arisen and the Parties are unable to resolve such Dispute within ten (10) days from such notice, then the matter shall be referred to the Chief Operating Officer of the Commodities Business within the Global Markets Division of Deutsche Bank AG, London Branch and the Chief Executive Officer of Lessee, who shall act by unanimous consent on all such matters. No recourse to arbitration under this Agreement shall take place unless and until such representatives of the Parties have been unable to resolve the Dispute within ten (10) days after the expiration of the ten (10) day period referred to above.

CONFIDENTIAL TREATMENT REQUESTED

21.2	Arbitration. The Parties irrevocably agree that any Disputes that are not resolved in accordance with clause 21.1 hereof shall be finally settled by arbitration in New York City, New York, by three arbitrators (a “Tribunal”) appointed and proceeding in accordance with the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) as the exclusive means of resolving such disputes. For purposes of appointing such arbitrators, each Party shall appoint one arbitrator. The third arbitrator shall be selected by the two Party-appointed arbitrators or, failing agreement within five (5) days after the Party-appointed arbitrators have been confirmed, by the ICC in accordance with the ICC Rules. In addition:

(a)	All submissions and awards in relation to arbitration tinder this Agreement shall be made in English and all arbitration proceedings and all pleadings shall be in English.

(b)	Any monetary award shall be made in U.S. Dollars.

(c)	Any award shall be final and not subject to appeal and the Parties hereby waive all challenge to any award by the arbitrators under this clause 21.2. The decision of the arbitrators shall be final and binding on the Parties and may be presented by any Party for enforcement in any court of competent jurisdiction. In any such enforcement action, irrespective of where it is brought, no Party will (and the Parties hereby waive any right to) seek to invalidate or modify the decision of the arbitrators or otherwise to invalidate or circumvent the procedures set forth in this clause 21.2. Further, the Parties understand and agree that the provisions of this clause 21.2 may be specifically enforced by injunction or otherwise in any court of competent jurisdiction.

(d)	The fees and expenses, if any, of the arbitrators shall be shared by the Parties in inverse proportion to their respective success on the merits and such allocation of fees and expenses shall be calculated by the arbitrators and shall be conclusive and binding on the Parties.

(e)	Except as may be required by applicable law, stock exchange rules, governmental authorities, or in connection with the ordinary course operation of their respective businesses, the Parties agree to maintain confidentiality as to all aspects of the arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding the arbitration for purposes of enforcing the judgment of the arbitral tribunal or in any court proceedings involving the Parties. The Parties further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

(f)

Notwithstanding the foregoing Dispute Resolution and Arbitration provisions, the Parties acknowledge that remedies contained in the foregoing Dispute Resolution and Arbitration provisions and at law may be inadequate to protect a Party (the “Affected Party”) against any breach of this Agreement by the other Party or by the other Party’s professional advisers, directors, officers, servants

CONFIDENTIAL TREATMENT REQUESTED

or employees and without prejudice to any other rights and remedies otherwise available to the Affected Party, the non-Affected Party agrees to the granting of injunctive relief in the Affected Party’s favor without proof of actual damages provided, however, that the Affected Party shall not be relieved from proving any breach hereunder. In such circumstances, the Parties submit to the non-exclusive jurisdiction of the federal and state courts of New York located in New York County.

22.	Release

As of the Restatement Date, and except for the rights and obligations arising under this Agreement and the Leases thereunder, Lessee and the Guarantors on behalf of themselves and each of their respective Affiliates, Subsidiaries, predecessors, employees, directors, officers, agents, counsel, successor and assigns (collectively, the “Releasor Parties”) shall be deemed to waive, release and discharge all claims, obligations, suits, judgments, remedies, damages, demands, debts, rights, causes of action, and liabilities that Releasor Parties have, may have or are entitled to assert arising out of, relating to or in connection with the Existing Master Lease Agreement and any leases thereunder, the Sale and Purchase Agreement and the Operative Documents, including, without limitation, any claims with respect to any of the Units or Metals and any derivative claims that may be asserted on behalf of Releasor Parties, whether known or unknown, liquidated or unliquidated, fixed or contingent, foreseen or unforeseen, matured or unmatured, or existing on or prior to the Restatement Date, in law, equity, or otherwise, against Lessor and its subsidiaries, affiliates, predecessors, principals, members, employees, directors, officers, agents, counsel, successors and assigns (each acting in its capacity as such).

23.	Expenses

23.1	Lessee will pay all reasonable and documented expenses (including reasonable and documented fees and expenses of outside counsel and financial advisors; provided that all documentation shall be subject to redaction for privilege, confidentiality and similar purposes) incurred by Lessor in connection with the negotiation, preparation, execution and performance of this Agreement including, without limitation, all reasonable and documented expenses incurred by Lessor as of the Restatement Date.

23.2	Without limiting the generality of clause 23.1, upon the occurrence and continuance of a Default, Lessee will pay to Lessor promptly following demand all reasonable and documented expenses (including reasonable and documented fees and expenses of attorneys, financial advisors, auditors, appraisers and inspectors; provided that all documentation shall be subject to redaction for privilege, confidentiality and similar purposes) related to any amendment to or extension of any other documentation in connection with, or the granting of any waiver or consent under, the Operative Documents.

23.3

Without duplication of amounts paid pursuant to clause 23.2, Lessee will pay to Lessor, promptly following demand, for all reasonable and documented expenses (including reasonable and documented fees and expenses of outside counsel; provided that all

CONFIDENTIAL TREATMENT REQUESTED

documentation shall be subject to redaction for privilege, confidentiality and similar purposes) payable or incurred by Lessor in connection with the enforcement of or preservation of any of Lessor’s rights (including in connection with any workout), under the Operative Documents, or in respect of the any Change Out, Fabrication or Refabrication.

23.4	Lessee will pay to Lessor, promptly following demand, for all reasonable and documented expenses (including reasonable and documented fees and expenses of outside counsel; provided that all documentation shall be subject to redaction for privilege, confidentiality and similar purposes) payable or incurred by Lessor in connection with the perfection of Liens granted under this Agreement including the provision of legal opinions, stamp duties, and registrations, if required by either Lessor or Lessee.

24.	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

25.	Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Lessee and Lessor.

26.	Survival after Master Lease Termination Date

Upon the payment in full, in cash of all obligations under this Agreement and the Leases and the irrevocable termination of all of Lessor’s obligations hereunder and under any Lease, the following clauses of this Agreement shall survive: 7.5, 14 and 27.

27.	Guarantee.

(a)	Guarantee of Guaranteed Obligations.

(i)

Each Guarantor, jointly and severally, hereby unconditionally and irrevocably guarantees (this “Guarantee”) to and for the benefit of Lessor, as primary obligor and not merely as surety, the due and punctual payment in full by Lessee of all amounts, including reimbursement obligations, fees, indemnities, costs, expenses, Post-Petition Amounts or otherwise, which are or may become due and payable by, and the due and punctual performance and discharge by Lessee of all covenants, representations, warranties, undertakings and other obligations and liabilities of, Lessee to or in favor of Lessor under any of the Operative Documents (the “Guaranteed Obligations”) or with respect to the

CONFIDENTIAL TREATMENT REQUESTED

Guaranteed Obligations that have not been fully paid or performed, as the case may be, on the due date thereof. Each Guarantor further agrees, jointly and severally, that the date on which any Guaranteed Obligation is due may be extended without notice to or further assent from it and that it will remain bound upon this Guarantee notwithstanding any extension of any Guaranteed Obligation. Subject to clause 27(k), this Guarantee shall survive the termination, rejection or expiration of this Agreement or any Lease.

Each Guarantor, and by its acceptance of this Guarantee, Lessor, hereby confirms that it is the intention of all such persons that this Guarantee and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guarantee and the Guaranteed Obligations of each Guarantor hereunder. To effectuate the foregoing intention, Lessor and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor under this Guarantee at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means the Bankruptcy Code, as now or hereafter amended, the law, rules or regulations applicable to any proceeding of the type referred to in clause 8.1(f), or any similar foreign, federal or state law for the relief of debtors or insolvent entities, insolvency or receivership.

In furtherance of the foregoing and not in limitation of any other right which Lessor may have at law or in equity against Lessee or any other person by virtue of this Agreement or against any Guarantor by virtue hereof, upon the failure of Lessee to pay or perform any Guaranteed Obligation for any reason when and as the same shall become due, Guarantor hereby promises to and will immediately pay, or cause to be paid, in cash, to Lessor an amount equal to the sum of the unpaid amount of such Guaranteed Obligation and accrued and unpaid interest (if any), at the Late Charge Rate, on such unpaid Guaranteed Obligation, and perform, or cause to be performed, each such Guaranteed Obligation.

This Guarantee is a guarantee of payment and performance and not of collection and each Guarantor waives any right to require that any action against Lessee or any other person be taken or exhausted prior to action being taken against such Guarantor. Each Guarantor specifically agrees, jointly and severally, that it shall not be necessary or required, and that each Guarantor shall not be entitled to require, that Lessor: (A) file suit or proceed to obtain or assert a claim against Lessee or any other person for the Guaranteed Obligations; (B) make any effort at collection of the Guaranteed Obligations from Lessee or any other person; (C) foreclose against or seek to realize upon any security now or hereafter existing for the Guaranteed Obligations; or (D) file suit or proceed to obtain or assert a claim for personal judgment against any other person liable for the Guaranteed Obligations, or make any effort at collection of the Guaranteed Obligations from any such other person, or exercise or assert any other right or remedy to

CONFIDENTIAL TREATMENT REQUESTED

which Lessor is or may be entitled in connection with the Guaranteed Obligations or any security or other guarantee therefor; or (E) assert or file any claim against the assets of Lessee or any other guarantor or any other person liable for the Guaranteed Obligations, or any part thereof, either before or as a condition to enforcing the liability of each Guarantor under this Guarantee or requiring payment of the Guaranteed Obligations by each Guarantor hereunder.

(ii)	Each Guarantor hereby specifically agrees, jointly and severally, that it shall not be necessary or required in order to enforce its obligations hereunder that there be, and specifically waives, diligence, presentment, demand, protest or notice of any kind whatsoever with respect to this Guarantee or the Guaranteed Obligations, including without limitation: (A) notice of acceptance of this Guarantee or notice of nonpayment or nonperformance of any of the Guaranteed Obligations; (B) demand for payment or performance from Lessee; (C) presentment for payment upon Lessee or the making of any protest; (D) notice of the amount of the Guaranteed Obligations outstanding at any time; (E) notice of failure to perform on the part of Lessee or notice of dishonor or acceleration; (F) any requirement to exhaust any remedies exercisable upon a Default under any of the Operative Documents; (G) any notice of any sale, transfer or other disposition of any right, title to or interest in the Metals, or any part thereof; or (H) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against each Guarantor. Each Guarantor agrees, jointly and severally, that any repayment of the Guaranteed Obligations guaranteed hereunder or other act which tolls any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to any liability of each Guarantor hereunder. Each Guarantor waives all rights and benefits under any statute or rule of law requiring the holder or holders of any promissory note to pursue the maker thereof, any security which said holder or holders may hold, or any other remedy before proceeding against each Guarantor. Each Guarantor waives all rights and benefits under any applicable law (to the extent applicable to each Guarantor hereunder) purporting to reduce a guarantor’s obligation in proportion to the principal obligation guaranteed. Each Guarantor does hereby waive and relinquish, so far as it may lawfully and effectively do so, the benefit and advantage of any and all valuation, stay, appraisement, extension or redemption laws which, but for this provision, agreement and waiver, might be applicable to any sale made under any judgment, order or decree of any court or otherwise based on this Guarantee, any of the Operative Documents or on the Lien of Lessor under this Agreement.

(iii)

The obligations of each Guarantor hereunder shall be absolute and unconditional, shall remain in full force and effect until irrevocable payment, performance or observance in full of all of the Guaranteed

CONFIDENTIAL TREATMENT REQUESTED

Obligations and shall not in any manner be affected by reason of any action taken or not taken by Lessor or any other person or of any lack of prior enforcement or retention of any rights against Lessee or each Guarantor or any illegality, unenforceability or invalidity of the Guaranteed Obligations, any of the Operative Documents, any other guarantee or other obligations, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, or any other circumstance or condition (whether or not any Guarantor or Lessee shall have any knowledge or notice thereof), including without limitation:

(A)	any termination, amendment or modification of, or deletion from, or addition or supplement to, or other change in any of the Operative Documents, or any other instrument or agreement applicable to any of the Parties to such agreements, or to the Metals, or any furnishing or acceptance of additional security, or any release of any security, for the obligations of Lessee under any of the Operative Documents or the failure of any security or the failure of any person to perfect any interest in any collateral security;

(B)	any failure, omission or delay on the part of Lessee or any other person to conform or comply with any term of any of the Operative Documents;

(C)	any exercise or nonexercise of any right, remedy, power or privilege under or in respect of any of the Operative Documents or any obligation or liability contained therein;

(D)	except to the extent thereof, any waiver by Lessor, or their successors or assigns, of the performance or observance by Lessee of any Guaranteed Obligation, or any default under any Agreement or the Leases, or the extension or renewal of any of the Operative Documents or any change in the provisions of any of the Operative Documents, or any extension of time for payment of any Guaranteed Obligation, or of the time for performance of any other obligations, covenants or agreements under or arising out of any of the Operative Documents, or the extension or the renewal of any thereof;

(E)	any failure, omission or delay on the part of Lessor, or its successors or assigns, to notify any Guarantor of any default under any of the Operative Documents or to enforce, assert or exercise any right, power or remedy conferred on it in this Guarantee, or any such failure, omission or delay on the part of Lessor in connection with any of the Operative Documents or any other action on the part of Lessor;

CONFIDENTIAL TREATMENT REQUESTED

(F)	any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshalling of assets and liabilities, liquidation, or similar proceedings with respect to Lessee, each Guarantor, any other person or any of their respective properties or creditors, or the disaffirmance with respect to Lessee of any of the Operative Documents in any such proceeding or any action taken by any trustee or receiver or by any court in any such proceeding;

(G)	any limitation on the liability or obligations of Lessee or any Guarantor or any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of any of the Operative Documents;

(H)	any defect in the title, compliance with specifications, condition, design, operation or fitness for use of, or any damage to or loss or destruction of, the Metals or Units, or any interruption or cessation in the use of the Metals or Units by Lessee or any other person for any reason whatsoever (including without limitation any governmental or military authority, or any act of God or of the public enemy) regardless of the duration thereof (even though such duration would otherwise constitute a frustration of the Leases), whether or not resulting from accident and whether or not without fault on the part of Lessee or any other person;

(I)	any merger or consolidation of Lessee or any Guarantor into or with any other person, or any sale, lease or transfer of any of the assets of Lessee or any Guarantor to any other person;

(J)	any compromise, settlement, release, renewal, extension, indulgence, change in or waiver or modification of any Guaranteed Obligation, or any failure to mitigate damages, or any release or discharge, by operation of law or otherwise, of any Guarantor, Lessee or any other person from the performance or observance of any obligation, covenant or agreement contained in this Guarantee or any Operative Document to which Lessee is a party;

(K)	any transfer or permitted assignment by Lessor, or its successors or assigns of its interest, or any part thereof, in and to any Operative Document or the assignment or transfer of any rights relating to any Guaranteed Obligation contained in any Operative Document, including, without limitation, the full or partial assignment of any of the Operative Documents;

CONFIDENTIAL TREATMENT REQUESTED

(L)	any defense, setoff, cross-claim or counterclaim which may at any time be available to or asserted by or against Lessee or any Guarantor;

(M)	any misrepresentation or breach of warranty made by Lessee in any Operative Document to which Lessee is a party or in any certificate or document delivered in connection therewith;

(N)	the genuineness, legality, validity or enforceability of any Operative Document, or of any assignment or termination of any such Operative Document; and

(O)	any other condition or circumstance which might otherwise constitute a legal or equitable discharge, release or defense of a surety or guarantor, or which might otherwise limit recourse against any Guarantor, including, without limitation, any discharge, release, defense or limitation arising out of any laws of the United States of America or any state thereof which would either exempt, modify or delay the due or punctual payment and performance of the obligations of any Guarantor hereunder, it being agreed that the obligations of each Guarantor hereunder shall not be discharged except by payment or performance as herein provided.

Each Guarantor hereby waives and shall not assert any of the foregoing occurrences as a defense to its obligations hereunder. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be made hereunder as and when, from time to time, Lessee shall default under the terms of any Operative Document, and that this Guarantee shall remain in force and effect and shall apply to each and every subsequent default. No failure or delay in exercising any right under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of Lessor under this Guarantee or the Operative Documents.

(iv)	Each Guarantor assumes full responsibility, jointly and severally, for keeping fully informed of the financial condition of Lessee and all other circumstances materially affecting Lessee’s ability to perform the Guaranteed Obligations, and agrees that Lessor shall not have any duty to report to any Guarantor any information which it receives about Lessee’s financial condition, business operations or any circumstances bearing on its ability to perform its duties under the Operative Documents. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Lessor upon this Guarantee or acceptance of this Guarantee. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Lessee or any Guarantor and Lessor shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.

CONFIDENTIAL TREATMENT REQUESTED

(v)	Each Guarantor agrees, jointly and severally, that if at any time all or any part of any payment or performance theretofore applied by Lessor to any of the Guaranteed Obligations is or must be voided, rescinded or returned by Lessor for any reason whatsoever (including without limitation the insolvency, bankruptcy or reorganization of Lessee, any Guarantor or any other person), such Guaranteed Obligations shall, for the purposes of this Guarantee, to the extent that such payment or performance is or must be voided, rescinded or returned, be deemed to have continued in existence, notwithstanding such application by Lessor, and this Guarantee shall continue to be effective or reinstated as to such Guaranteed Obligations, all as though such application by Lessor had not been made. If an event permitting the declaration of default under an Operative Document shall at any time have occurred and be continuing, and such declaration of default shall at such time be prevented by reason of the pendency against Lessee, each Guarantor or any other person of a case or proceeding under Bankruptcy Law, each Guarantor agrees that, for purposes of this Guarantee and its obligations hereunder, such Operative Document shall be deemed to have been declared in default with the same effect as if such Operative Document had been enforceable in accordance with the terms thereof, and each Guarantor shall forthwith pay the amounts specified by Lessor to be paid thereunder, any interest thereon and any other amounts guaranteed hereunder without notice or demand. Each Guarantor hereby agrees, jointly and severally, that it will pay to Lessor on demand for all reasonable and documented costs and expenses (including without limitation reasonable and documented fees and expenses of outside counsel; provided that all documentation shall be subject to redaction for privilege, confidentiality and similar purposes) incurred by Lessor in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under Bankruptcy Law. In case any Operative Document shall be terminated as a result of the rejection or disaffirmance thereof by any trustee, receiver, liquidator, agent or other representative of Lessee or any of its property in any assignment for the benefit of creditors or in any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, dissolution of Lessee, or similar proceeding, each Guarantor’s obligations hereunder shall continue to the same extent as if such Operative Document had not been so rejected or disaffirmed. Guarantor shall and does hereby waive all rights and benefits that might accrue to it by reason of any such assignment or proceeding and each Guarantor agrees that it shall be jointly and severally liable for the full amount of the Guaranteed Obligations irrespective of and without regard to any modification, limitation or discharge of liability of Lessee that may result from or in connection with any such assignment or proceeding.

CONFIDENTIAL TREATMENT REQUESTED

(vi)	Lessor may, in its discretion, at any time and from time to time, without any Guarantor’s consent and without affecting the liability of each Guarantor under this Guarantee, agree to amendments, modifications or supplements to the Operative Documents, give or withhold consents, waivers or approvals, and exercise, or refrain from exercising, rights under the Operative Documents, or: (a) renew, extend (including extensions beyond the original term), modify, release or discharge any Guaranteed Obligation of Lessee, of co-guarantors (whether hereunder or under a separate instrument) or of any other party at any time directly or contingently liable for the payment of any of said Guaranteed Obligations; (b) accept partial payments of said Guaranteed Obligations; (c) settle, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of said obligations and the security thereof in any manner; (d) consent to the transfer of security; or (e) bid and purchase at any sale of Metal or Units.

(vii)	Each Guarantor agrees, jointly and severally, that, as between each Guarantor and Lessor, the Guaranteed Obligations of Lessee may be declared to be forthwith due and payable or, to be performed, as the case may be, as provided in the Operative Documents (and shall be deemed to have become automatically due and payable or, to be performed, as the case may be, in the circumstances provided for in the Operative Documents) for purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Guaranteed Obligations from becoming automatically due and payable or, to be performed, as the case may be) and, in such event, such Guaranteed Obligations (whether or not due and payable or, to be performed, as the case may be, by Lessee) shall forthwith become due and payable by each Guarantor for purposes of this Guarantee.

(b)	Subrogation.

(i)

Any claims of a Guarantor against Lessee or any other Guarantor to which a Guarantor may be or become entitled (including, without limitation, claims by subrogation or otherwise by reason of any payment or performance by the Guarantor in satisfaction and discharge, in whole or in part, of its obligations under this Guarantee) shall be and hereby are made subject and subordinate to the prior payment or performance in full of the Guaranteed Obligations. In furtherance of the foregoing, each Guarantor hereby agrees that until the payment and performance in full in cash of all Guaranteed Obligations and the expiration and termination of this Agreement, it shall not assert or bring any claim and shall not exercise any right or remedy arising by reason of any performance by it of its Guarantee in clause 27(a) hereof, whether by subrogation or otherwise,

CONFIDENTIAL TREATMENT REQUESTED

against Lessee or any other Guarantor of any of the Guaranteed Obligations. Any amount paid to a Guarantor on account of any such subrogation or other rights prior to such payment, satisfaction, expiration and termination shall be held in trust for the benefit of Lessor and shall immediately be paid and turned over to Lessor in the exact form received by the Guarantor (duly endorsed in favor of Lessor, if required), to be credited and applied against the Guaranteed Obligations, whether matured or unmatured. In furtherance of the foregoing, at all times prior to such payment, satisfaction, expiration and termination, each Guarantor shall refrain from taking any action or commencing any proceeding against Lessee or any other Guarantor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Guarantee to Lessor.

(ii)	Notwithstanding the immediately preceding paragraph, each Guarantor agrees, jointly and severally, that it will never have, and hereby waives and disclaims, any claim or right by way of subrogation or otherwise in respect of any payment that it may be required to make hereunder, to the extent that such claim or right would cause it to be a “creditor” for purposes of the Bankruptcy Code, as now or hereafter amended, or any Bankruptcy Law.

(c)	Rights and Powers. Guarantor hereby irrevocably authorizes and empowers Lessor in its discretion to take such proceedings, in its own name or otherwise, for the enforcement of or collection of any amounts due under this Guarantee, as Lessor may deem necessary or desirable. Lessor may proceed, either in its own name, or otherwise, to protect and enforce any or all of its rights under this Guarantee in equity, at law or by other appropriate proceedings, whether for the specific performance of any covenants or agreements contained in this Guarantee or otherwise, under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by any Guarantor.

(d)	Remedies Cumulative, etc. No right, power or remedy conferred upon or reserved to Lessor this Guarantee is intended to be exclusive of any other right, power or remedy and, to the extent permitted by law, each and every right, power and remedy of Lessor pursuant to this Guarantee or the Operative Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy pursuant to this Guarantee or the Operative Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Lessor of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Lessor of any or all such rights, powers or remedies.

(e)	Assignment. No Guarantor may assign its obligations under this Guarantee without the prior written consent Lessor, and no assignment by any Guarantor shall release such Guarantor from its obligations under this Guarantee without the written consent of Lessor.

CONFIDENTIAL TREATMENT REQUESTED

(f)	Attorneys’ Fees. Each Guarantor agrees, jointly and severally, to pay to Lessor any and all reasonable and documented costs and expenses (including reasonable and documented fees and expenses of outside counsel; provided that all documentation shall be subject to redaction for privilege, confidentiality and similar purposes) incurred by Lessor in successfully enforcing this Guarantee and in connection with the execution of any Guarantor Joinder, together with any reasonable and documented costs and expenses, including reasonable fees of outside counsel, incurred on account of the bankruptcy or insolvency of any Guarantor.

(g)	Payments. All payments by each Guarantor under this Guarantee in respect of any Guaranteed Obligation shall be made in immediately available funds. Except as otherwise provided below, all payments by any Guarantor as required under this Agreement shall be made without deduction of or withholding for or on account of or liability for any present or future taxes collected by way of withholding or deduction. Except as otherwise provided below, if any such taxes are so levied or imposed, each Guarantor agrees to pay such taxes and an additional amount such that the net amount actually received by Lessor, after such withholding, shall equal the full amount of the payment then due and shall be free of expense to Lessor for collection or other charges.

(h)	Further Assurances. Each Guarantor shall promptly and duly execute and deliver to Lessor such further documents and assurances and take such further action as may from time to time be reasonably requested in order to more effectively carry out the intent and purposes of this Guarantee.

(i)	Performance. Performance by any Guarantor of any or all of the obligations of Lessee under and pursuant to the Operative Documents shall, for all purposes thereof, constitute performance by Lessee of such obligations to the extent so performed by such Guarantor under this Guarantee.

(j)

Domestic Subsidiaries. Within five (5) days following the formation of a Domestic Subsidiary by Lessee or any Subsidiary of Lessee (and, in any event, no later than the date such Domestic Subsidiary becomes a guarantor or obligor under either of the Financing Agreements), Lessee shall cause such newly formed Domestic Subsidiary to guarantee payment of the Guaranteed Obligations by (1) executing and delivering to Lessor a joinder in the form annexed hereto as Schedule 7 pursuant to which such Domestic Subsidiary shall guarantee all of the Guaranteed Obligations on the same terms of this Guarantee (a “Guarantor Joinder”) and (2) delivering to Lessor an opinion of counsel reasonably satisfactory to Lessor to the effect that joinder has been duly executed and delivered by such Domestic Subsidiary and is in compliance with the terms of this Agreement (collectively, “Guarantee Documents”). Upon the execution of any such joinder, the obligations of the Guarantors and any

CONFIDENTIAL TREATMENT REQUESTED

Domestic Subsidiary which becomes a Guarantor shall become joint and several and each reference to the “Guarantor” in this Agreement shall be deemed to refer to all Guarantors, including such Domestic Subsidiary.

(k)	Automatic Release. So long as no Default has occurred and is continuing;

(i)	If (a) all Leases of Metals used by any Guarantor in the conduct of its Business are terminated in accordance with clause 7.6 and such Leases are settled in accordance with clause 7.2 and (b) such Guarantor is irrevocably released from its obligations under the Credit Agreement in connection with a sale or other disposition permitted thereunder, such Guarantor shall be automatically released from its Guarantee and other obligations hereunder.

(ii)	If this Agreement and all Leases of Metals and Units are terminated in accordance with clause 7.1 or 7.6 and all such Leases are settled in accordance with clause 7.2 and all obligations hereunder shall have been paid in full and terminated irrevocably, the Lessor shall (x) release its Lien on the Specified Assets and (y) at Lessee’s expense, execute and deliver such documents as Lessee shall reasonably request to evidence the release of any Guarantee or Lien pursuant to this clause 27(k).

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representative as of the date first above written.

DB ENERGY TRADING LLC,
as Lessor

By:

Name:
Position:
Date:

CONFIDENTIAL TREATMENT REQUESTED

AGY HOLDING CORP.,
as Lessee

By:

Name:
Position:
Date:

AGY AIKEN LLC,
as Guarantor

By:

Name:
Position:
Date:

AGY HUNTINGDON LLC,
as Guarantor

By:

Name:
Position:
Date:

CONFIDENTIAL TREATMENT REQUESTED

Schedule 1

Definitions

“Acknowledgement Agreement” means the DB Acknowledgement Agreement (as defined in the Credit Agreement) as may be amended, restated or supplemented from time to time.

“Additional Metal” has the meaning set forth in clause 6.2(c)(ii).

“Affected Party” has the meaning set forth in clause 21.2(f).

“Affiliate” means as to any person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such person. For purposes of this definition, “control” of a person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such person or (b) direct or cause the direction of the management and policies of such person, whether by contract or otherwise.

“After-Tax Basis” means, with respect to any amount actually or constructively payable to any Person under the Operative Documents (a “pre-tax payment”), an amount which, after taking into account all taxes required to be paid by the Person entitled to such pre-tax payment as the result of the receipt or accrual of that payment (computed on the basis of the statutory rates of tax applicable to such Person at the relevant time, and taking into account all tax benefits or savings then available to such Person as a result of such payment, whether or not such Person actually claims any such items) shall be equal to the full amount of the pre-tax payment.

“AGY Aiken” has the meaning set forth in the introductory paragraph to this Agreement.

“AGY Huntingdon” has the meaning set forth in the introductory paragraph to this Agreement.

“Bankruptcy Code” means title 11 of the United States Code.

“Bankruptcy Law” has the meaning set forth in clause 27(a)(i).

“Benchmark Value” means the spot rate announced by Johnson Matthey as the Base Price at 9:30 a.m. (London time) as at a certain date.

“Business” has the meaning set forth in clause 9.2(r)(ii).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to close.

“Business Plan” means the “3 Year Plan” as set forth in that certain “Presentation to Deutsche Bank” dated as of April 25, 2012.

“CFM Lease” means a Lease where the Metal is utilized solely in Lessee’s CFM manufacturing operation.

1

CONFIDENTIAL TREATMENT REQUESTED

“CFM Metal” means Metal that is utilized in Lessee’s Continuous Filament Mat (CFM) manufacturing operation.

“Change of Control” means the occurrence of a “Change of Control” under and as defined in either Financing Agreement (without giving effect to any waivers, amendments, modifications or supplements to such definition after the Restatement Date).

“Change Out” has the meaning set forth clause 6.1(a).

“Change Out Date” has the meaning set forth clause 6.1(a).

“Claim” has the meaning set forth in clause 14.

“Commencement Date” means, with respect to each Lease, the date the Metal leased pursuant to such Lease is delivered or is deemed to be delivered to Lessee at the Location.

“Commingled Units” means the Units indentified as commingled on the Inventory from time to time. For the avoidance of doubt, the amount of Non-Lessor Metal in any such Commingled Unit may be increased or decreased from time to time as reflected in the Inventory.

“Consideration” has the meaning set forth in clause 7.2(b).

“Consolidated Fully Adjusted EBITDA” means, for any period, Consolidated Net Income for such period, plus without duplication and to the extent deducted in arriving at such Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense, (ii) provisions for taxes based on income, (iii) total depreciation expense, (iv) total amortization and non-cash impairment expenses, (v) other non-cash items reducing Consolidated Net Income (including Other Consolidated Net Income Adjustments), (vi) depletion expense in respect of metal alloys, net of recovery of precious metals, (vii) non-cash compensation charges including non-cash variable compensation accrual, (viii) fees and expenses relating to the engagement of Alvarez & Marsal, (ix) fees and expenses related to the consummation, documentation and negotiation of this Agreement and the transactions contemplated thereby, in an aggregate amount (through the Termination Date) not to exceed $1,500,000, (x) management, monitoring, consulting and advisory fees incurred, but not paid in cash, by Lessee pursuant to its management agreement with Sponsor, (xi) any signing bonus payable to members of Lessee’s union in connection with ratification of the collective bargaining agreements, in an aggregate amount (through the Termination Date) not to exceed $1,000,000 and (xii) the impact of increased Margin on Lease Rate Index calculated compared to [***] basis points and [***] basis points for Platinum and Rhodium leases, respectively, which were the Margins in effect up to the Restatement Date, all of the foregoing determined on a consolidated basis for Lessee and its Subsidiaries (excluding the Grace Companies) in conformity with GAAP. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Fully Adjusted EBITDA under this Agreement for any period that includes any of the fiscal quarters ended September 30, 2011, December 31, 2011 and March 31, 2012, Consolidated Fully Adjusted EBITDA for such fiscal quarters shall be $3,123,000, $2,084,000 and $6,747,000, respectively.

Portions of this Exhibit, as indicated by [***], are omitted and have been filed separately with the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2

CONFIDENTIAL TREATMENT REQUESTED

“Consolidated Interest Expense” means, for any period, total interest expense in accordance with GAAP (including (i) that portion attributable to Capital Lease Obligations and capitalized interest and (ii) amortization of deferred financing fees) of Lessee and its Subsidiaries (excluding the Grace Companies) on a consolidated basis with respect to all outstanding indebtedness for borrowed money of Lessee and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under any interest rate and/or hedging agreements.

“Consolidated Net Income” means, for any period, the net income (or loss) of Lessee and its Subsidiaries (excluding the Grace Companies) on a consolidated basis for such period taken as single accounting period determined in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (i) the income (or loss) for any person (other than a Subsidiary of Lessee) in which any other person (other than Lessee or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Lessee or any of its Subsidiaries by such person during such period, (ii) the income (or loss) of any person accrued prior to the date it becomes a Subsidiary of Lessee or is merged into or consolidated with Lessee or any of its Subsidiaries or that person’s assets are acquired by Lessee or any of its Subsidiaries, (iii) the income of any Subsidiary of Lessee to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any pension plan, (v) net gains or losses from disposed or discontinued operations, and (vi) (to the extent not included in clauses (i) through (iv) above) any extraordinary gains or net non-cash extraordinary losses.

“Contractual Obligation” as to any person, any provision of any security issued by such person or of any agreement, instrument or other undertaking to which such person is a party or by which it or any of its property is bound including, without limitation, the Financing Agreements.

“Credit Agreement” means that certain Second Amended and Restated Loan and Security Agreement, dated as of June 15, 2012, among Lessee, as borrower, the Guarantors, as borrowers UBS AG, Stamford Branch, as administrative and collateral agent, and certain lenders from time to time party thereto, as such Credit Agreement has been or may be amended, supplemented or modified from time to time, including any permitted refinancings thereof.

“Default” means any event or circumstance specified in clause 8.

“Dispute” has the meaning set forth in clause 21.1.

“Domestic Subsidiary” means any Subsidiary of Lessee other than a Foreign Subsidiary.

“Early Termination” has the meaning set forth in clause 7.4.

“Early Termination Date” has the meaning set forth in clause 7.4.

3

CONFIDENTIAL TREATMENT REQUESTED

“Environmental Laws” means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Excluded Taxes” means taxes which are on or measured by the net income of Lessor and branch profits taxes imposed on Lessor (except with respect to any indemnification or reimbursement obligation of Lessee hereunder which is expressly stated to be on an After-Tax Basis).

“Existing Master Lease Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Termination Date” means October 7, 2012.

“Expense” has the meaning set forth in clause 14.

“Fabrication” has the meaning set forth in clause 6.2.

“Facilities” means Lessee’s plants located at Aiken, South Carolina, and Huntingdon. Pennsylvania, each individually a “Facility.”

“Financing Agreements” means, collectively, the Credit Agreement and the Indenture.

“Foreign Subsidiary” means any Subsidiary of Lessee that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants or otherwise impacts compliance with any provision of this Agreement or any Lease, then, if requested in writing by Lessee to Lessor, Lessee and Lessor agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Lessee’s and its Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Lessor and Lessee, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

4

CONFIDENTIAL TREATMENT REQUESTED

“Grace Companies” means AGY Cayman LLC, Shanghai Grace Technology Co., Ltd., AGY Hong Kong Ltd. (f/k/a Main Union), Grace THW Holding Limited and Grace Technology Investment Co., and each of their Foreign Subsidiaries.

“Guarantee” has the meaning set forth in clause 27(a)(i).

“Guarantee Documents” has the meaning set forth in clause 27(j).

“Guaranteed Obligations” has the meaning set forth in clause 27(a)(i).

“Guarantor Joinder” has the meaning set forth in clause 27(j).

“Guarantors” means, collectively, AGY Aiken and AGY Huntingdon, and any Domestic Subsidiary that becomes a Guarantor pursuant to clause 27(j) of this Agreement. Each of the Guarantors shall be referred to as a “Guarantor.”

“ICC” has the meaning set forth in clause 21.2.

“ICC Rules” has the meaning set forth in clause 21.2.

“Indebtedness” has the meaning set forth in the Indenture.

“Indemnified Person” has the meaning set forth in clause 14.

“Indenture” means that certain Indenture, dated as of October 25, 2006, among Lessee, as issuer, the Guarantors (as defined in the Indenture) and U.S. Bank National Association, as trustee, as such Indenture has been or may be amended, supplemented or modified from time to time, including any permitted refinancings thereof.

“Inventory” means the record of each of the Leases as set out in Schedule 3 to this Agreement and as such record may be amended from time to time, subject to the terms of this Agreement; provided that the Inventory as amended shall be in the form of Schedule 3 to this Agreement.

“Late Charge Rate” means 200 basis points per annum payable monthly.

“Lease” means a lease agreement between Lessor and Lessee for the Metal contained in one Unit entered into pursuant to this Agreement.

“Lease Commitment Period” means the period commencing on the Closing Date (as such term is defined in the Sale and Purchase Agreement) and ending on the Master Lease Termination Date.

“Lease Expiration Date” means, with respect to each Lease, the expiration date set out in the Lease terms applicable to that Lease, which expiration date shall occur no later than the earlier of (x) twelve (12) months after the Commencement Date of that Lease and (y) the Outside Date.

5

CONFIDENTIAL TREATMENT REQUESTED

“Lease Rent” has the meaning set forth in clause 4.1.

“Lease Rate Index” has the meaning set forth in clause 4.1.

“Lease Term” means, with respect to each Lease, the period from and including the Commencement Date of such Lease to and including the Termination Date of such Lease.

“Lessee” has the meaning set forth in the introductory paragraph to this Agreement.

“Lessor” has the meaning set forth in the introductory paragraph to this Agreement. “Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, adverse claim or interest, easement, covenant, encroachment, servitude, option. lien, put or call right, right of first refusal, voting right, charge or other restrictions or limitations of any nature whatsoever.

“Location” means the Facilities where Lessor delivers or is deemed to have delivered the Metal to Lessee.

“Margin” has the meaning set forth in clause 4.1.

“Master Lease Agreement” means this Agreement.

“Master Lease Termination Date” means the earlier of (x) the Outside Date and (y) the Early Termination Date with respect to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) or prospects of Lessee and its Subsidiaries (excluding the Grace Companies) taken as a whole or (b) the validity or enforceability of this Agreement or any Specified Agreement or the rights or remedies of Lessor hereunder or thereunder.

“Materials of Environmental Concern” mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Lease Amount” means 51,057 Troy ounces of Platinum and 3,308 Troy ounces of Rhodium; provided that the Maximum Lease Amount of Platinum and Rhodium shall be automatically and irrevocably reduced by the amount of Troy ounces of Platinum and Rhodium (as applicable) subject to a Lease terminated pursuant to clause 7.6 or 27(k).

“Metal” means the Platinum or Rhodium contained in any of the Units that are subject to a Lease.

“Metal Amount” means the amount (in Troy ounces) of Platinum and Rhodium contained in any of the Units that are subject to a Lease, as set out in the Inventory.

“Metal Information” has the meaning set forth in clause 10.1(b).

6

CONFIDENTIAL TREATMENT REQUESTED

“Metals Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of October 25, 2006, as amended, modified or supplemented from time to time, among UBS AG, Stamford Branch, as administrative and collateral agent, U.S. Bank National Association, as trustee and collateral agent, the Bank of Nova Scotia, AGY Holding Corp., AGY Aiken LLC and AGY Huntingdon LLC.

“New Unit” has the meaning set forth in clause 6.1(a).

“Non-Leased Lessor Rhodium” means the Rhodium contained in the Units sold to Lessor pursuant to the Sale and Purchase Agreement, the equivalent amount of which was deposited into the Unallocated Rhodium Account. For the avoidance of doubt, Lessor has unencumbered title to the Non-Leased Lessor Rhodium, which may be contained in one or more Units utilized in Lessee’s glassfiber yarn manufacturing operation during the Lease Term.

“Non-Lessor Metal” has the meaning set forth in clause 9.2(k).

“Old Unit” has the meaning set forth in clause 6.1(a).

“Operative Documents” means, collectively, this Agreement, the Leases, the Guarantee Documents and the Specified Agreements.

“Other Consolidated Net Income Adjustments” means, for any period, the sum of the amounts for such period of net gains or losses from the elimination of (i) timing difference in the recognition of the actual direct costs incurred to manufacture goods during the period, whether produced inventory is sold or not (ii) the non-cash impact of the revaluation of inventory produced in a prior year at a different manufactured cost (iii) the non-cash impact of indirect cost absorption, which occurs when sales and production levels are not matched.

“Outside Date” means May 31, 2013.

“Parties” means, collectively, Lessor, Lessee and the Guarantors (each individually, a “Party”).

“Payment Date” means, with respect to each Lease, the (x) tenth (10th) calendar day of each month beginning with the first full month after the Commencement Date of such Lease and (y) the Termination Date of such Lease; provided that if any Payment Date is not a Business Day, the Payment Date shall be deemed to be the Business Day immediately preceding such date.

“person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Platinum” means platinum meeting the standards set forth in Schedule 4 for Grade 99.95% pure platinum.

“Platinum Amount” means the amount (in Troy ounces) of Platinum subject to a Lease as set out in the Inventory.

“Post-Petition Amounts” has the meaning set forth in clause 12.1.

7

CONFIDENTIAL TREATMENT REQUESTED

“Properties” has the meaning set forth in clause 9.2(r)(i).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Releasor Parties” has the meaning set forth in clause 22.

“Requirement of Law”: as to any person, the certificate of incorporation and by-laws or other organizational or governing documents of such person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer or treasurer, but in any event, with respect to financial matters, the chief financial officer or treasurer.

“Restatement Date” means July 25, 2012.

“Rhodium” means rhodium meeting the standards set forth in Schedule 5 for Grade 99.90% pure rhodium.

“Rhodium Amount” means the amount (in Troy ounces) of Rhodium subject to a Lease as set out in the Inventory (excluding, for the avoidance of doubt, any Non-Lessor Metal).

“Sale and Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Specified Agreements” means any insurance policy or policies in respect of the Metal or Units as required by clause 10.1(f).

“Specified Assets” has the meaning set forth in clause 12.1.

“Sponsor” means Kohlberg Management V, LLC (“Kohlberg”) and any other Person which directly or indirectly, controls, is controlled by or is under common control with Kohlberg (including any investment partnership under common control with Kohlberg) and (ii) any Related Parties with respect to any of the foregoing Persons; provided, that, for purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of the relevant Person, whether by contract or otherwise.

“Subsidiary” means as to any person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Lessee. Notwithstanding anything else to the contrary in this Agreement, the terms “Subsidiary” and “Subsidiaries” shall not include any of the Grace Companies.

8

CONFIDENTIAL TREATMENT REQUESTED

“Tax Obligations” means any present or future tax (including, without limitation, any ad valorem, property, occupation, severance, first use, conservation, gross receipts, privilege, sales, use, consumption, excise, lease, transaction, value added or other tax imposed by any Government, Federal, State and/or Local taxing jurisdictions), levy, license, impost, permit, duty, charge, assessment or fee or increases/amendments thereto of any nature that may be imposed by any government or other taxing authority in respect of any payment or transaction contemplated by or undertaken pursuant to this Agreement or other documents associated herewith including any associated penalties, fines or interest, excluding, however, any Excluded Taxes.

“Termination Date” has the meaning set forth in clause 7.1.

“Tribunal” has the meaning set forth in clause 21.2.

“UCC” has the meaning set forth in clause 12.1.

“Unallocated Rhodium Account” means the unallocated Rhodium account of Deutsche Bank AG loco Johnson Matthey Valley Forge held for the account of Lessee, which account is subject to an exclusive, first priority, valid and duly perfected Lien in favor of Lessor.

“Unit” means each bushing together with the attached furnace each identified by the serial numbers noted in each Lease (which such serial numbers shall be updated to reflect any subsequent change out, fabrication or refabrication in accordance with the terms of this Agreement).

“Value” has the meaning set forth in clause 4.1.

“Waiver Letter” means the waiver letter entered into by and between Lessor, Lessee and Owens Corning in connection with the execution of this Agreement.

“Yarns Lease” means a Lease where the Metal is utilized solely in Lessee’s glassfiber yarn manufacturing operation and not in Lessee’s CFM manufacturing operation.

“Yarns Metal” means Metal that is utilized in Lessee’s glassfiber yarn manufacturing operation.

9

CONFIDENTIAL TREATMENT REQUESTED

Schedule 2

Form Lease

Reference is made to that certain Amended and Restated Master Lease Agreement dated as of July 25, 2012 (as amended, supplemented, modified, renewed or replaced from time to time, the “Master Lease Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Master Lease Agreement), between DB Energy Trading LLC (“Lessor”), as lessor, AGY Holding Corp. (“Lessee”), as lessee, AGY Aiken LLC, as guarantor and AGY Huntingdon LLC, as guarantor.

In accordance with the Master Lease Agreement, Lessor hereby agrees to lease to Lessee, and Lessee hereby agrees to lease from Lessor, Metals on the terms set forth in the Master Lease Agreement and the additional following terms (the “Lease”):

Unit Identification/Serial Number	:
Metal Amount	:
Location	:
Commencement Date	:
Lease Expiration Date	:
CFM Lease/Yarns Lease	:
Lease Rent	:

Without limiting Lessee’s representations and warranties set forth in the Master Lease Agreement, Lessee represents and warrants to Lessor that, as of the date hereof, (a) no Default has occurred and is continuing under the Master Lease Agreement or would result herefrom; (b) each of the representations and warranties in the Master Lease Agreement is true and correct in all material respects as of the date hereof (except (i) to the extent that it expressly relates to another date, in which case it is true and correct in all material respects as of such other date and (ii) any representation and warranty that itself is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects); and (c) as of the Commencement Date, the quantity of Metal referred to in this Lease was computed in accordance with the various schedules to the Master Lease Agreement and meets the purity and/or maximum level of contaminant criteria set forth in the schedules thereto.

This Lease incorporates by reference all of the terms, conditions, representations, warranties, covenants and obligations set forth in the Master Lease Agreement.

Agreed and accepted:

DB ENERGY TRADING LLC,	AGY HOLDING CORP.,
as Lessor	as Lessee

By:	By:
Name:	Name:
Position:	Position:

CONFIDENTIAL TREATMENT REQUESTED

Schedule 3

Inventory

Unit	Location of Unit	Metal Amount in Troy ounces of Platinum	Metal Amount in Troy ounces of Rhodium	Non-Lessor Metal

CONFIDENTIAL TREATMENT REQUESTED

Schedule 4

Platinum Pure Metal Standards

[remainder of page intentionally left blank]

CONFIDENTIAL TREATMENT REQUESTED

Schedule 5

Rhodium Pure Metal Standards

[remainder of page intentionally left blank]

CONFIDENTIAL TREATMENT REQUESTED

Schedule 6

Subsidiaries

1.	The corporate names, jurisdictions of incorporation, and authorized and issued equity interests of Lessee and each Subsidiary are as follows:

Name	Jurisdiction	Number and Class of Authorized Shares	Number and Class of Issued Shares

2.	The record holders of equity interests of Lessee and each Subsidiary are as follows:

Name	Class of Stock	Number of Shares	Record Owner

CONFIDENTIAL TREATMENT REQUESTED

Schedule 7

Form of Guarantor Joinder

This GUARANTOR JOINDER, dated as of                     (this “Joinder”), to the Amended and Restated Master Lease Agreement, dated as of July 25, 2012 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), made among DB Energy Trading LLC (“Lessor”), a Delaware limited liability company, AGY Holding Corp. (“Lessee”), a Delaware corporation, AGY Aiken LLC (“AGY Aiken”), a Delaware limited liability company and AGY Huntingdon LLC (“AGY Huntingdon”, together with AGY Aiken, the “Guarantors”), a Delaware limited liability company. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

The Guarantors have entered into the Guarantee in order to induce Lessor to extend the Existing Master Lease Agreement on the terms of the Agreement. Clause 27(j) of the Agreement requires that additional Domestic Subsidiaries of Lessee become Guarantors by execution and delivery of an instrument in the form of this Joinder. Each undersigned Domestic Subsidiary (each a “New Guarantor”) is executing this Joinder in accordance with the requirements of the Agreement to become a Guarantor and provide Lessor with the Guarantee in order to induce Lessor to enter into the Agreement and continue to lease the Metals and the Units to Lessee.

Accordingly, Lessor and each New Guarantor agrees as follows:

1. Each New Guarantor hereby agrees to be bound by all of the terms of the Agreement (a copy of which is annexed hereto as Annex I) as a Guarantor. The New Guarantor shall hereafter be deemed to be a “Guarantor” for all purposes under the Agreement.

2. The New Guarantor hereby makes the representations and warranties of a Guarantor as set forth in the Agreement and represents and warrants that such representations and warranties are true and correct on and as of the date hereof (except (i) to the extent that they expressly relate to another date, in which case they are true and correct in all material respects as of such other date and (ii) any representation and warranty that itself is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects).

3. Each New Guarantor represents and warrants to Lessor that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

4. This Joinder may be executed by one or more of the parties to this Joinder on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Joinder signed by all the parties shall be lodged with Lessee and Lessor. This Joinder shall become effective as to each New Guarantor when Lessor shall have received a copy of this Joinder executed by each New Guarantor.

CONFIDENTIAL TREATMENT REQUESTED

5. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

6. Any provision of this Joinder that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Guarantee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

7. All communications and notices hereunder to each New Guarantor shall be given as set forth in clause 19 of the Agreement.

8. Each New Guarantor agrees to pay to Lessor for its reasonable and documented expenses in connection with the execution of this Joinder, including the reasonable fees and expenses of outside counsel for Lessor.

[signature pages to follow]

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, each New Guarantor and Lessor has duly executed this Joinder to the Guarantee as of the day and year first above written.

[ ],

as a New Guarantor

By:
Name:
Title:

DB ENERGY TRADING LLC,

as Lessor

By:
Name:
Title:

Acknowledged By:

AGY HOLDING CORP.,
as Lessee

By:
Name:
Title:

Annex I to

Guarantor Joinder

Schedule 8

Example Monthly Financial Statement